Exhibit 10.3

OFFICE LEASE AGREEMENT

BETWEEN

FERRIS DEVELOPMENT 352 TURNPIKE RD, LLC,
a Massachusetts limited liability company doing business as 295 Foster Street ("LANDLORD")

AND

ECHO THERAPEUTICS, INC.,
a Delaware corporation ('TENANT")

For Premises Located at
295 Foster Street, Littleton, Massachusetts

TABLE OF CONTENTS

1.	Basic Lease Information
2.	Lease Grant.
3.	Possession
4.	Rent.
5.	Compliance with Laws; Use
6.	Security Deposit.
7.	Building Services
8.	Alterations
9.	Repairs and Maintenance
10.	Entry by Landlord
11.	Assignment and Subletting
12.	Liens
13.	Indemnity and Waiver of Claims
14.	Insurance
15.	Subrogation
16.	Casualty Damage
17.	Condemnation
18.	Events of Default.
19.	Remedies
20.	Limitation of Liability
21.	Holding Over
23.	Notice
24.	Surrender of Premises
25.	Miscellaneous
26.	Parking
28.	Hazardous Materials
29.	Right of First Offer

OFFICE LEASE AGREEMENT

This OFFICE LEASE AGREEMENT (the "Lease") is made and entered into as of April _, 2015, by and between FERRIS DEVELOPMENT 352 TURNPIKE ROAD, LLC, a Massachusetts limited liability company doing business as 295 Foster Street ("Landlord") and ECHO THERAPEUTICS, Inc., a Delaware corporation doing business at 99 Wood Ave South, lselin, NJ, 08830 ("Tenant"). The following exhibits and attachments are incorporated into and made a part of the Lease: Exhibit A (Outline and Location of Premises), Exhibit B (Expenses and Taxes), Exhibit C (Work Letter), Exhibit D (Building Rules and Regulations), Exhibit E (Additional Provisions), and Exhibit F (Hazardous Chemicals).

1.	Basic Lease Information.

    1.1 "Building" shall mean the building located at 295 Foster Street, Littleton, Massachusetts. "Rentable Square Footage of the Building" is deemed to be 96,935 square feet, using Modified BOMA.

    1.2 "Premises" shall mean the area shown on Exhibit A to this Lease. The Premises is located on the second (2nd) floor of the Building. If the Premises include one or more floors in their entirety, all corridors and restroom facilities located on such full floor(s) shall be considered part of the Premises. The "Rentable Square Footage of the Premises" is deemed to be ten thousand one hundred thirty-two (10,132) square feet. Landlord and Tenant stipulate and agree that the Rentable Square Footage of the Building and the Rentable Square Footage of the Premises are correct.

    1.3 "Base Rent":

Month 1 through Month 6	$ 7.25, net of electric	$ 6,121.42
Month 7 through Month 12	13.50, net of electric	$11,398.50
Month 13 through Month 16	$ 7.25, net of electric	$ 6,121.42
Month 17 through Month 24	$ 14.00, net of electric	$11,820.67
Month 25 through Month 36	$14.50, net of electric	$12,242.83
Month 37 through Month 36	$15.00, net of electric	$12,665.00
Month 49 through Month 36	$15.50, net of electric	$13,087.17

*As reflected in the middle column, Tenant's obligation to pay its Monthly Base Rent shall abate partially during the following periods: 1) commencing on July 1, 2015, and ending on December 31, 2015, and 2) commencing on July 1, 2016, and ending on October 31, 2016.

   1.4 "Tenant's Pro Rata Share": 10.45%. Tenant's Pro Rata Share shall be adjusted for changes in the Rentable Square Footage of the Premises and/or the Rentable Square Footage of the Building, including, without limitation, changes which may result from any condemnation or other taking of a portion of the Building.

    1.5 "Base Year" for Taxes: Fiscal Year (defined below) 2016 (i.e., July 1, 2015, to June 30, 2016); "Base Year" for Expenses (defined in Exhibit B): calendar year 2015. Any increase over the Base Year for Taxes or the Base Year for Expenses will be billed on a proportionate share basis over the term of the Lease, based on 95% occupancy, provided however that if the Building is 100% leased the proportionate share shall be adjusted to reflect the denominator at 100% of the rentable square footage.

For purposes hereof, "Fiscal Year" shall mean the Base Year for Taxes and each period of July 1 to June 30 thereafter.

    1.6 "Term": A period of five (5) years and five (5) months. The Term shall commence on July 1, 2015 (the "Commencement Date") and, unless terminated early or extended in accordance with this Lease, end on November 30, 2020 (the "Termination Date").

    1.7 "Security Deposit": $150,000 initially, as more fully described in Section 6.
    1.8 "Broker(s)": Transwestern I RBJ, as broker for the Landlord, and New England Industries Properties, as broker for the Tenant.

    1.9 "Permitted Use": General Office Use, Research & Development and limited manufacturing.

    1.10 "Notice Address( es)": Landlord:

For all Notices:

Ferris Development 352 Turnpike Road, LLC d/b/a 295 Foster Street c/o Ferris Development Group, LLC, as managing agent
Att'n: Jennifer Wren
One Research Drive, Suite 105B Westborough, MA 01581

With a copy to: General Counsel

Ferris Development Group, LLC
325 Donald Lynch Blvd., Ste. 200
Marlborough, MA 01752 Tenant:

Prior to the Commencement Date:

10 Forge Pkwy.
Franklin, MA 02038

After the Commencement Date:

Echo Therapeutics, Inc. 295 Foster St.
Littleton, MA 01460
Attention: Tom Bishop, VP Operations & Product Development With a copy to:
Echo Therapeutics, Inc. 99 Wood Ave. South lselin, NJ 08830
Attention: Alan Schoenbart, Chief Financial Officer

    1.11 "Business Day(s)" are Monday through Friday of each week, exclusive of New Year's Day, Martin Luther King, Jr. Day, Washington's Birthday, Memorial Day, Independence Day, Labor Day, Columbus Day, Veterans Day, Thanksgiving Day and Christmas Day ("Holidays"). Landlord may designate additional Holidays that are commonly recognized by other office buildings in the area in which the Building is located. "Building Service Hours" are 8:00 A.M. to 5:30 P.M. on Business Days.

    1.12 "Landlord Work" means the work, if any, that Landlord is obligated to perform in the Premises pursuant to a separate agreement (the "Work Letter'') attached to this Lease as Exhibit C.

    1.13 "Property" means the Building and the parcel(s) of land on which it is located and, at Landlord's discretion, the parking facilities and other improvements, if any, serving the Building and the parcel(s) of land on which they are located.

2.	Lease Grant.

The Premises are hereby leased to Tenant from Landlord, together with the right to use any portions of the Property that are from time to time designated by Landlord for the common use of tenants and others (the "Common Areas"). Nothing contained herein shall affect Landlord's right to add to, subtract from, or alter the Common Areas, so long as the same does not materially and adversely affect Tenant's access to the Premises.

3.	Possession.

Subject to Landlord's obligation to perform the Landlord Work (as defined in Exhibit C attached hereto) the Premises are accepted by Tenant in "AS IS, WHERE IS" condition and configuration without any representations or warranties by Landlord. By taking possession of the Premises, Tenant agrees that the Premises are in good order and satisfactory condition. Landlord shall not be liable for a failure to deliver possession of the Premises or any other space due to the holdover or unlawful possession of such space by another party; provided, however, that Landlord shall use reasonable efforts to obtain possession of the space. If Landlord permits Tenant to take possession of the Premises before the Commencement Date, such possession shall be subject to the terms and conditions of this Lease, however, except for the cost of services utilized by Tenant (e.g. freight elevator usage and utility costs), Tenant shall not be required to pay Rent for any days of possession before the Commencement Date during which Tenant, with the approval of Landlord, is deemed to be in possession of the Premises.

4.	Rent.

4.1 Tenant shall pay Landlord, without any setoff or deduction, unless expressly set forth in this Lease, all Base Rent and Additional Rent due for the Term (collectively referred to as "Rent"). "Additional Rent" means all sums (exclusive of Base Rent) that Tenant is required to pay Landlord under this Lease, including electricity as discussed hereinbelow. Base Rent and recurring monthly charges of Additional Rent shall be due and payable in advance on the first day of each calendar month without notice or demand, provided that the installment of Base Rent for the first full calendar month of the Term for which a payment is due, shall be payable upon the execution of this Lease by Tenant. All other items of Rent shall be due and payable by Tenant on or before thirty (30) days after billing by Landlord. Rent shall be made payable to the entity, and sent to the address, Landlord designates and shall be made by good and sufficient check or by other means acceptable to Landlord. Tenant shall pay Landlord an administration fee equal to five percent (5%) of all Rent past due by greater than Ten (10) ten days. In addition, past due Rent shall accrue interest at twelve percent (12%) per annum from the date that is Ten (10) days after the due date until actually paid. Landlord's acceptance of less than the correct amount of Rent shall be considered a payment on account of the earliest Rent due. Rent for any partial month during the Term shall be prorated. No endorsement or statement on a check or letter accompanying payment shall be considered an accord and satisfaction. Tenant's covenant to pay Rent is independent of every other covenant in this Lease.

4.2 Tenant shall pay Tenant's Pro Rata Share of Taxes and Expenses in accordance with Exhibit B to this Lease.

5.	Compliance with Laws; Use.

The Premises shall be used for the Permitted Use and for no other use whatsoever. Tenant shall comply with all statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity whether in effect now or later, including, without limitation, the Americans with Disabilities Act of 1990 ("Law(s)"), regarding the operation of Tenant's business and the use, condition, configuration and occupancy of the Premises, provided however that the Landlord shall be responsible at its sole cost and expense for complying with the Laws as they apply to the Base Building and the Common Area. In addition, Tenant shall, at its sole cost and expense, promptly comply with any Laws that relate to the Base Building (defined below) and the reasonable cost therefor, but only to the extent such obligations are triggered by Tenant's particular use of the Premises. "Base Building" shall include the Building Structure, the public restrooms and the Building Systems. "Building Structure" shall mean the roof, exterior and load bearing walls, foundation, structural floor slabs and other structural elements of the Building. "Building Systems" shall mean the mechanical (including HVAC), electrical, plumbing, fire/life safety systems and equipment serving the Building in general. Tenant shall promptly provide Landlord with copies of any notices it receives regarding an alleged violation of Law. Tenant shall comply with the rules and regulations of the Building attached as Exhibit D and such other reasonable rules and regulations adopted by Landlord from time to time, including rules and regulations for the performance of Alterations (as defined herein).

6.	Security Deposit.

An initial Security Deposit of One Hundred Fifty Thousand Dollars and No Cents ($150,000.00) shall be delivered by Tenant or its agent or representative to Landlord upon the execution of this Lease by Tenant. Such initial Security Deposit shall be in the form of an irrevocable letter of credit made for the benefit of the Landlord, its successors and assigns, and held by Landlord without liability for interest (unless required by Law) as security for the performance of Tenant's obligations herein and hereunder. The Security Deposit is not an advance payment of Rent or a measure of damages. Landlord may use all or a portion of the Security Deposit to satisfy past-due Rent or to cure any Default (defined herein) by Tenant. If Landlord uses any portion of the Security Deposit, Tenant shall, within five (5) days after demand, restore the Security Deposit to its original amount. Landlord shall return any unapplied portion of the Security Deposit to Tenant within sixty (60) days after the later to occur of: (a) determination of the final Rent due from Tenant; or (b) the later to occur of the Termination Date or the date Tenant surrenders the Premises to Landlord in compliance with Section 25. Landlord may assign the Security Deposit to a successor or transferee and, following the assignment, Landlord shall have no further liability for the return of the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its other accounts.

Furthermore, the Landlord covenants and agrees that the letter of credit required of Tenant need only be in the amount of Fifty Thousand Dollars and No Cents ($50,000.00) at any time after the last day of the twenty-fourth (24th) month of the Term of this Lease, so long as there is no event of Default and Tenant's creditworthiness is as good or better than it was on the date of execution of this Lease.

7.	Building Services.

7.1 Landlord shall furnish Tenant with the following services: (a) water for use in the Base Building lavatories; (b) customary heat and air conditioning in season during Building Service Hours; provided that Tenant shall have the right to receive HVAC service during hours other than Building Service Hours by paying Landlord's then-standard charge for additional HVAC service (currently $75 per hour) so long as Tenant requests same by written notice to Landlord not later than 12:00 noon on the Business Day preceding the day of such overtime usage; (c) elevator service; (d) electricity in accordance with the terms and conditions in Section 7.02; and (e) such other services as Landlord reasonably determines are necessary or appropriate for the Property. Access to the Building for Tenant and its employees 24 hours per day I 7 days per week, subject to the terms of this Lease and such security or monitoring systems as Landlord may reasonably impose, including, without limitation, sign-in procedures and/or presentation of identification cards. Landlord hereby agrees that it will, at its expense, provide a "punch code" or access card for access to the Building. Tenant hereby acknowledges and agrees that Landlord will have no obligation to provide janitorial services to the Premises and Tenant shall be solely responsible, at its sole cost and expense, to provide janitorial services to the Premises. Tenant shall be given shared access to the Building's common loading dock.

7.2 (a) Electricity shall be distributed to the Premises by the electric utility company selected by Landlord to provide electricity service for the Building or, at Landlord's option, by Landlord at a rate no greater than competitive rates at similarly situated buildings in the area surrounding the Building; and Landlord shall permit Landlord's wires, and conduits, to the extent available, suitable and safely capable, to be used for such distribution. If and so long as Landlord is distributing electricity to the Premises, Tenant shall obtain all of its electricity from Landlord and shall pay Landlord, in addition to Base Rent and Additional Rent, for such electricity service in monthly installments at a rate of $1.75 per annum per Rentable Square Footage of the Premises. (By way of example, based on the Rentable Square Footage of the Premises of 10,000 square feet, the monthly payment for electricity service shall be $1,458.33. Notwithstanding the foregoing, Landlord may elect, in its sole discretion and at its sole cost and expense, to install an electric meter or meters to measure electric use of the Premises, whereupon Landlord may elect to require Tenant to pay its direct use costs.

(b) Without the consent of Landlord, Tenant's use of electrical service shall not exceed, either in voltage, rated capacity, overall load, that which Landlord reasonably deems to be Building standard (5.0 watts per square foot). Landlord shall have the right to measure electrical usage by commonly accepted methods.

7.3 Landlord's failure to furnish, or any interruption, diminishment or termination of services due to the application of Laws, the failure of any equipment, the performance of repairs, improvements or alterations, utility interruptions due to the occurrence of an event of Force Majeure (defined in Section 26) shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement, provided that if the outage continues for more than five (5) business days then all rent and other charges shall abate during each day that the outage continues. Landlord, subject to the limits above, reserves the right to stop any services or utilities, when necessary by reason of accident, emergency or repair; provided, however, that in each instance of stoppage, Landlord shall exercise its best efforts to eliminate the cause thereof. Except in case of emergency repairs, Landlord will give Tenant reasonable advance notice of any contemplated stoppage and will use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof.

8.	Alterations.

Tenant shall not make alterations, repairs, additions or improvements or install any Cable (collectively referred to as "Alterations") without first obtaining the written consent of Landlord in each instance, which consent shall not be unreasonably withheld or delayed; provided that Landlord may withhold such consent in its sole discretion in the event the proposed Alterations could impact the Building Structure or could have an adverse effect on Building Systems. Landlord's consent shall not be required for any Alteration that satisfies all of the following criteria (a "Cosmetic Alteration"): (a) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; (b) is not visible from the exterior of the Premises or Building; (c) will not affect the Base Building; and (d) does not require work to be performed inside the walls, below the floor, or above the ceiling of the Premises and (e) the cost of such work does not exceed $10,000. Cosmetic Alterations shall be subject to all the other provisions of this Section. Prior to starting work, Tenant shall furnish Landlord with plans and specifications; names of contractors reasonably acceptable to Landlord (provided that Landlord may designate specific contractors with respect to Base Building); required permits and approvals; evidence of contractor's and subcontractor's insurance in amounts reasonably required by Landlord and naming Landlord as an additional insured; and any security for performance in amounts reasonably required by Landlord. Landlord may require Tenant to perform any Alterations outside Building Service Hours to the extent Landlord reasonably believes that the performance of such Alterations will interfere with the occupancy of other tenants of the Building. Changes to the plans and specifications must also be submitted to Landlord for its approval. Alterations shall be constructed in a good and workmanlike manner using first quality, new or like new materials. Tenant shall reimburse Landlord for any reasonable sums, not to exceed $1,000.00, paid by Landlord for third party examination of Tenant's plans for non-Cosmetic Alterations. In addition, Tenant shall pay Landlord a fee for Landlord's oversight and coordination of any Alterations other than the initial Alterations or Cosmetic Alterations equal to five five percent (5%) of the cost of the Alterations. Upon completion, Tenant shall furnish "as-built" plans for all Alterations other than Cosmetic Alterations, completion affidavits and full and final waivers of lien. Landlord's approval of an Alteration shall not be deemed a representation by Landlord that the Alteration complies with Law.

All Alterations shall remain upon the Premises at the end of the Term without compensation to Tenant. Landlord, however, by written notice to Tenant prior to the Termination Date, may require Tenant, at its expense, to remove (a) any Cable installed by or for the benefit of Tenant, and (b) any Alterations that, in Landlord's reasonable judgment, are of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard office improvements (collectively referred to as "Required Removables"). Required Removables shall include, without limitation, internal stairways, raised floors, personal restrooms and showers, vaults, rolling file systems and structural alterations and modifications. The designated Required Removables shall be removed by Tenant before the Termination Date. Tenant shall repair damage caused by the· installation or removal of Required Removables. If Tenant fails to perform its obligations in a timely manner, Landlord may perform such work at Tenant's expense. Tenant, at the time it requests approval for a proposed Alteration, may request in writing that Landlord advise Tenant whether the Alteration or any portion of the Alteration is a Required Removable.

9.	Repairs and Maintenance.

9.1 Tenant shall periodically inspect the Premises to identify any conditions that are dangerous or in need of maintenance or repair. Tenant shall promptly provide Landlord with notice of any such conditions. Tenant shall, at its sole cost and expense, perform all maintenance and repairs to the Premises that are not Landlord's express responsibility under this Lease, and keep the Premises in good, clean and neat condition and repair, reasonable wear and tear and damage by casualty (subject to the terms of Section 16) excepted, provided that, subject to the provisions of Section 15, Tenant shall not be responsible for repairs to the Premises to the extent that any damage is caused by the negligence of Landlord or Landlord's employees. Tenant's repair and maintenance obligations include, without limitation: (a) providing janitorial services to the Premises, (b) floor covering; (c) interior partitions; (d) doors;
(e) the interior side of demising walls; (f) electronic, phone and data cabling and related equipment that is installed by or for the exclusive benefit of Tenant (collectively, "Cable"), (unless such Cable was installed by the Landlord or the utility provider to bring the utility to the Premises); (g) supplemental air conditioning units, kitchens, including hot water heaters, plumbing, and similar facilities exclusively serving Tenant; and (h) Alterations. To the extent Landlord is not reimbursed by insurance proceeds, Tenant shall reimburse Landlord for the cost of repairing damage to the Building caused by the negligent or willful acts of Tenant, Tenant Related Parties and their respective contractors and vendors. If Tenant fails to make any repairs to the Premises for more than fifteen (15) days after notice from Landlord (although notice shall not be required in an emergency), Landlord may make the repairs, and Tenant shall pay the reasonable cost of the repairs, together with an administrative charge in an amount equal to 10% of the cost of the repairs.

9.2 Landlord shall keep and maintain in good repair and working order, and perform maintenance upon, the: (a) Building Structure; (b) Building Systems; (c) Common Areas, including but not limited to; the hallways, elevators, stairs, entrances, doors, restrooms, exits, parking areas, walkways, landscaping and such other areas that are available for use by other tenants and visitors to the Building; (d) exterior windows of the Building; and (e) remove and treat all snow and ice and (f) provide dumpsters for common use and remove or contract for the removal of all trash, refuse and the like from the Building and Property. Landlord shall promptly make repairs for which Landlord is responsible. To the extent the act or omission of Tenant causes the need for such repairs, Tenant shall promptly reimburse Landlord for the costs of such repair.

10.	Entry by Landlord.

Upon reasonable notice and at reasonable times, Landlord may enter the Premises to inspect, show the Premises or to perform or facilitate the performance of repairs, alterations or additions to the Premises or any portion of the Building. Except in emergencies or to provide Building services, Landlord shall provide Tenant with reasonable prior verbal notice of entry and shall use reasonable efforts to minimize any interference with Tenant's use of the Premises. If reasonably necessary, Landlord may temporarily close all or a portion of the Premises to perform repairs, alterations and additions. However, except in emergencies, Landlord will not close the Premises if the work can reasonably be completed on weekends and after Building Service Hours. Entry by Landlord shall not constitute a constructive eviction or entitle Tenant to an abatement or reduction of Rent.

11.	Assignment and Subletting.

11.1 Except in connection with a Permitted Transfer (defined in Section 11.04), Tenant shall not assign, transfer or encumber any interest in this Lease or sublease, license, or allow any third party to use, all or any portion of the Premises (collectively or individually, a "Transfer") without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed if Landlord does not exercise its recapture rights under Section 11.02. If the person or entity which controls the voting shares/rights of Tenant changes at any time, such change of ownership or control shall constitute a Transfer unless Tenant is an entity whose outstanding stock is listed on a recognized securities exchange or if at least 80% of its voting stock is owned by another entity, the voting stock of which is so listed. Any attempted Transfer in violation of this Section is voidable by Landlord. In no event shall any Transfer, including a Permitted Transfer, release or relieve Tenant from any obligation under this Lease unless such transferee has a present net worth greater than that of the Tenant at the time of the transfer. When Tenant submits a request to Landlord pursuant to section 11.02, Tenant shall deliver to Landlord written documentation establishing the Tenant's net worth as well as the net worth of the transferee. Not later than the consent or rejection deadline prescribed in section 11.02, Landlord may reject the transfer if, in Landlord's reasonable opinion, the transferee does not have a demonstrated present net worth greater than Tenant's net worth at that time. The consent by Landlord to any Transfer, or the consummation of a Permitted Transfer, shall in no way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further Transfer.

    11.2 Tenant shall submit a request for consent to a Transfer in writing, together with (i) financial statements for the proposed transferee, (ii) a fully executed copy of the proposed assignment, sublease or other Transfer documentation, (iii) the Review Fee (as defined below) and (iv) such other information as Landlord may reasonably request. Within fifteen (15) Business Days after receipt of the required information and documentation, Landlord shall either: (a) consent to the Transfer by execution of a consent agreement in a form reasonably designated by Landlord; (b) reasonably refuse to consent to the Transfer in writing with the reasons therefor described in the Notice; or (c) recapture the portion of the Premises that Tenant is proposing to Transfer, provided however if the Landlord chooses to recapture the Premises the Tenant may nullify such recapture right by withdrawing its request to transfer, sublease or otherwise assign the Lease within Five (5) days of receiving notice of Landlord's election to recapture. If Landlord exercises its right to recapture, and the Tenant does not exercise its right to nullify the recapture, this Lease shall automatically be amended (or terminated, if the entire Premises is being assigned or sublet) to delete the applicable portion of the Premises effective on the proposed effective date of the Transfer. Tenant shall pay Landlord a review fee of $500.00 for Landlord's review of any Permitted Transfer or requested Transfer (the "Review Fee").

11.3 Tenant shall pay Landlord fifty percent (50%) of all rent and other consideration which is due to Tenant as a result of a Transfer that is in excess of the Rent then payable to Landlord for the portion of the Premises and Term covered by the Transfer (the "Excess"). Tenant shall pay Landlord for Landlord's share of the Excess within thirty (30) days after Tenant's receipt of the excess. Tenant may deduct from the Excess, on a straight-line basis, all reasonable and customary expenses directly incurred by Tenant attributable to the Transfer. If Tenant is in Default, 100% of the Excess shall be due to Landlord, and Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of Tenant's share of payments received by Landlord exclusive of the Excess.

11.4 Tenant may assign this Lease to any parent, subsidiary, affiliate or working partner or surviving entity resulting from a merger, purchase, or sale of assets (an "Ownership Change") or assign this Lease or sublet all or a portion of the Premises to an Affiliate without the consent of Landlord, provided that all of the following conditions are satisfied (a "Permitted Transfer"): (a) Tenant is not in Default; (b) in the event of an Ownership Change, Tenant's successor shall own substantially all of the assets of Tenant and have a net worth which is at least equal to Tenant's net worth as of the day prior to the proposed Ownership Change; (c) the proposed use is not for other than the Permitted Use; and (d) Tenant shall give Landlord written notice at least fifteen (15) Business Days prior to the effective date of the Permitted Transfer. Tenant's notice to Landlord shall include information and documentation evidencing the Permitted Transfer and showing that each of the above conditions has been satisfied. If requested by Landlord, Tenant's successor shall sign a commercially reasonable form of assignment and assumption agreement. "Affiliate" shall mean an entity controlled by, controlling or under common control with Tenant (for such period of time as such entity continues to be controlled by, controlling or under common control with Tenant, it being agreed that the subsequent sale or transfer of stock resulting in a change in voting control, or any other transaction(s) having the overall effect that such entity ceases to be controlled by, controlling or under common control with Tenant, shall be treated as if such sale or transfer or transaction(s) were, for all purposes, an assignment of this Lease governed by the provisions of this Article 11).

12.	Liens.

Tenant shall not permit mechanics' or other liens to be placed upon the Property, Premises or Tenant's leasehold interest in connection with any work or service done or purportedly done by or for the benefit of Tenant or its transferees. Tenant shall give Landlord notice at least fifteen (15) days prior to the commencement of any work in the Premises to afford Landlord the opportunity, where applicable, to post and record notices of non-responsibility. Tenant, within ten (10) days of notice from Landlord, shall fully discharge any lien by settlement, by bonding or by insuring over the lien in the manner prescribed by the applicable lien Law. If Tenant fails to do so, Landlord may bond, insure over or otherwise discharge the lien. Tenant shall reimburse Landlord for any amount paid by Landlord, including, without limitation, reasonable attorneys' fees. Landlord shall have the right to require Tenant to post a performance or payment bond in connection with any work or service done or purportedly done by or for the benefit of Tenant. Tenant acknowledges and agrees that all such work or service is being performed for the sole benefit of Tenant and not for the benefit of Landlord.

13.	Indemnity and Waiver of Claims.

Tenant hereby waives all claims against and releases Landlord and its trustees, members, principals, beneficiaries, partners, officers, directors, employees, Mortgagees and agents (the "Landlord Related Parties") from all claims for any injury to or death of persons, damage to property or business loss in any manner related to (a) Force Majeure, (b) acts of third parties not under the control of the Landlord acting as sub-contractors, contractors or agents of the Landlord,
(c) the bursting or leaking of any tank, water closet, drain or other pipe, unless due to or arising out of the negligence or willful misconduct of the Landlord Related Parties, (d) the inadequacy or failure of any security services, personnel or equipment, unless due to or arising out of the negligence or willful misconduct of the Landlord Related Parties, or (e) any matter not within the reasonable control of Landlord. In addition to the foregoing and to the maximum extent permitted by applicable law, Tenant agrees that Landlord shall have no responsibility or liability whatsoever for any loss or damage, however caused, to furnishings, fixtures, equipment, or other personal property of Tenant or of any persons claiming by, through or under Tenant. Except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Related Parties, Tenant shall indemnify, defend and hold Landlord and Landlord Related Parties harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys' fees and other professional fees (if and to the extent permitted by Law), which may be imposed upon, incurred by or asserted against Landlord or any of the Landlord Related Parties by any third party and arising out of or in connection with any damage or injury occurring in the Premises or any acts or omissions (including violations of Law) of Tenant, the Tenant Related Parties or any of Tenant's transferees, contractors or licensees. This Section shall survive the expiration or earlier termination of this Lease.

Landlord hereby waives all claims against and releases Tenant and its trustees, members, principals, beneficiaries, partners, officers, directors, employees, Mortgagees and agents (the "Tenant-Related Parties") from all claims for any injury to or death of persons, damage to property or business loss in any manner related to (a) Force Majeure, (b) acts of third parties not under the control of the Tenant acting as sub-contractors, contractors or agents of the Tenant, (c) the bursting or leaking of any tank, water closet, drain or other pipe, unless due to or arising out of the negligence or willful misconduct of the Tenant or Tenant-Related Parties, (d) the inadequacy or failure of any security services, personnel or equipment, unless due to or arising out of the negligence or willful misconduct of the Tenant or Tenant-Related Parties, or (e) any matter not within the reasonable control of Tenant or Tenant-Related Parties. In addition to the foregoing and to the maximum extent permitted by applicable law, Landlord agrees that Tenant shall have no responsibility or liability whatsoever for any loss or damage, however caused, to furnishings, fixtures, equipment, or other personal property of Landlord or of any persons claiming by, through or under Landlord, unless due to or arising out of the negligence or willful misconduct of the Tenant or Tenant-Related Parties. Except to the extent caused by the negligence or willful misconduct of Tenant or any Tenant-Related Party, Landlord shall indemnify, defend and hold Tenant and Tenant-Related Parties harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys' fees and other professional fees (if and to the extent permitted by Law), which may be imposed upon, incurred by or asserted against Tenant or any of the Tenant-Related Parties by any third party and arising out of or in connection with any damage or injury occurring in the Premises or any acts or omissions (including violations of Law) of Landlord, the Landlord-Related Parties or any of Landlord's transferees, contractors or licensees. This Section shall survive the expiration or earlier termination of this Lease.

14.	Insurance.

14.01 Tenant's Insurance. Tenant shall obtain, and shall keep in full force and effect, the following insurance, with insurers that are authorized to do business in the Commonwealth of Massachusetts and are rated at least A (Class X) in Best's Key Rating Guide:

a. Commercial General Liability Insurance, which shall include premises liability, contractual liability covering Tenant's indemnity obligations under this Lease (to the extent covered as an Insured Contract in a standard ISO GCL Policy), fire legal liability, personal & advertising injury and products/completed operations coverage. Tenant's policy shall insure against claims for bodily injury, personal injury, death or property damage occurring on, in or about the Premises with limits of not less than
$1,000,000.00 per occurrence and $2,000,000.00 in the aggregate. If the policy covers other locations owned or leased by Tenant, then such policy must include an aggregate limit per location endorsement.

b. Special Form ("All Risk") Property, insuring all equipment, trade fixtures, inventory, fixtures and personal property ("Tenant's Property") and any Alterations or other Leasehold Improvements which are the responsibility of Tenant, located on or in the Premises with an agreed amount endorsement and equal to the full replacement cost value of such property.

c. Workers' Compensation Insurance as required by applicable laws of the State in which the Premises is located, including Employers' Liability Insurance with limits of not less than: (x) $100,000 per accident; (y) $500,000 disease, policy limit; and
(z) $100,000 disease, each employee.

d. Business Interruption Insurance with limits of not less than the amount necessary to cover continuing expenses including rents and extra expenses for at least one (1) year.

e. Excess or Umbrella Liability Insurance with limits of not less than Two Million Dollars ($2,000,000.00) per occurrence and in the aggregate providing coverage excess and follow-form of the primary general and employer's liability insurances required hereinto.

f. Such other insurance as Landlord deems necessary and prudent or as may be required by any Mortgagee (defined below).

g. In addition to the aforementioned required insurance types and coverage amounts, and during any such time as any alterations or work is being performed at the Premises (except that work being performed by the Landlord or on behalf of Landlord) Tenant, at its sole cost and expense, shall carry, or shall cause to be carried and shall deliver to Landlord at least ten (10) days prior to commencement of any such alteration or work, evidence of insurance with respects to (a) workers compensation insurance covering all persons employed in connection with the proposed alteration or work in statutory limits, (b) general/excess liability insurance, in an amount commensurate with the work to be performed but not less than Two Million Dollars ($2,000,000) per occurrence and in the aggregate, for ongoing and completed operations insuring against bodily injury and property damage and naming all additional insured parties as outlined below and required of Tenant and shall include a waiver of subrogation in favor of such parties, (c) builders risk insurance, to the extent such alterations or work may require, on a completed value form including permission to occupy, covering all physical loss or damages, in an amount and kind reasonable satisfactory to Landlord, and (d) such other insurance, in such amounts, as Landlord deems reasonably necessary to protect Landlord's interest in the Premises from any act or omission of Tenant's contactors or subcontractors.

14.2 Policy Requirements. The policies of insurance required to be maintained by Tenant pursuant to this Section must be reasonably satisfactory to Landlord and must be written as primary policy coverage and not contributing with, or in excess of, any coverage carried by Landlord. All policies must name Tenant as the named insured party and (except for worker's compensation and property insurance) all policies shall name as additional insureds for on going and completed operations, Landlord, Ferris Development Group, LLC, any management company appointed by Landlord to manage the Building, the mortgagees under any mortgage on the Property, and all of their respective affiliates, members, officers, employees, agents and representatives, managing agents, and other designees of Landlord and its successors as the interest of such designees shall appear. In addition, Tenant agrees and shall provide thirty (30) days' prior written notice of suspension, cancellation, termination, or non-renewal of coverage to Landlord. Tenant shall not self-insure for any insurance coverage required to be carried by Tenant under this Lease. The deductible for any insurance policy required hereunder must not exceed $10,000. Tenant shall have the right to provide the insurance coverage required under this Lease through a blanket policy, provided such blanket policy expressly affords coverage to the Premises and to Landlord as required by this Lease.

14.3 Certificates of Insurance. Prior to the Commencement Date, Tenant shall deliver to Landlord certificates of insurance evidencing all insurance Tenant is obligated to carry under this Lease, together with a copy of the endorsement(s), specifically but not limited to Waiver of Rights to Recover From Others, Additional Insureds (on-going and completed operations) and Contractual Liability endorsements. Prior to the expiration of any such insurance, Tenant shall deliver to Landlord certificates of insurance evidencing the renewal of such insurance.

14.4 No Separate Insurance. Tenant shall not obtain or carry separate insurance concurrent in form or contributing in the event of loss with that required by Section 14.01 unless Landlord and Tenant are named as insureds therein.

14.5 Tenant's Failure to Maintain Insurance. If Tenant fails to maintain the insurance required by this Lease, Landlord may, but shall not be obligated to, obtain, and pay the premiums for, such insurance. Upon demand, Tenant shall pay to Landlord all amounts paid by Landlord pursuant to this Subsection.

14.6 Landlord's Insurance. Landlord, shall at all times during the Term of this Lease procure and keep in force (i) commercial general liability insurance covering the Common Areas and Landlord's indemnity obligations (to the extent normally available in a commercial general liability policy) set forth within at limits no less than those required by Landlord's mortgagee and, (ii) Special Form "All Risk" property insurance covering the full replacement cost of the Building with no coinsurance limitation and including all coverages and perils as required by Landlord's mortgagee.

15.	Subrogation.

Landlord and Tenant hereby waive, and shall cause their respective insurance carriers to waive, any and all rights of recovery, claims, actions or causes of action against the other for any loss or damage with respect to Tenant's Property, Alterations, the Building, the Premises, or any contents thereof, including rights, claims, actions and causes of action based on negligence, to the extent such loss or damage is (or would have been, had the insurance required by this Lease been carried) covered by insurance.

16.	Casualty Damage.

16.1 If all or any portion of the Premises becomes untenantable by fire or other casualty to the Premises (collectively a "Casualty"), Landlord, with reasonable promptness, shall cause a general contractor selected by Landlord to provide Landlord and Tenant with a good faith written estimate of the amount of time required using standard working methods to Substantially Complete the repair and restoration of the Premises and any Common Areas necessary to provide access to the Premises ("Completion Estimate"). If the Completion Estimate indicates that the Premises or any Common Areas necessary to provide access to the Premises cannot be made tenantable within two hundred ten (210) days from the date the repair is started, then either party shall have the right to terminate this Lease upon written notice to the other within 10 days after receipt of the Completion Estimate. Tenant, however, shall not have the right to terminate this Lease if the Casualty was caused by the gross negligence or intentional misconduct of Tenant or any Tenant Related Parties. In addition, Landlord, by notice to Tenant within ninety (90) days after the date of the Casualty, shall have the right to terminate this Lease if: (1) the Premises have been materially damaged and there is less than two (2) years of the Term remaining on the date of the Casualty; (2) any Mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt; or (3) a material uninsured loss to the Building occurs.

16.2 If this Lease is not terminated, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord's reasonable control, restore the Premises and Common Areas. Such restoration shall be to substantially the same condition that existed prior to the Casualty, except for modifications required by Law or any other modifications to the Common Areas deemed desirable by Landlord. Upon notice from Landlord, Tenant shall assign to Landlord (or to any party designated by Landlord) all property insurance proceeds payable to Tenant under Tenant's Insurance with respect to any Alterations performed by or for the benefit of Tenant; provided if the estimated cost to repair such Alterations exceeds the amount of insurance proceeds received by Landlord from Tenant's insurance carrier, the excess cost of such repairs shall be paid by Tenant to Landlord prior to Landlord's commencement of repairs. Within fifteen (15) days of demand, Tenant shall also pay Landlord for any additional excess costs that are determined during the performance of the repairs. Landlord shall not be liable for any inconvenience to Tenant, or injury to Tenant's business resulting in any way from the Casualty or the repair thereof. Provided that Tenant is not in Default, during any period of time that all or a material portion of the Premises is rendered untenantable as a result of a Casualty, the Rent shall abate for the portion of the Premises that is untenantable and not used by Tenant.

17.	Condemnation.

Either Landlord or Tenant may terminate this Lease if any material part of the Premises is taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a "Taking"). Landlord shall also have the right to terminate this Lease if (i) there is a Taking of any portion of the Building or Property which would have a material adverse effect on Landlord's ability to profitably operate the remainder of the Building, or (ii) any Mortgagee requires that the Taking proceeds be applied to the payment of the mortgage debt. The terminating party shall provide written notice of termination to the other party within forty-five (45) days after it first receives notice of the Taking. The termination shall be effective on the date the physical taking occurs. If this Lease is not terminated, Base Rent and Tenant's Pro Rata Share shall be appropriately adjusted to account for any reduction in the square footage of the Building or Premises. All compensation awarded for a Taking shall be the property of Landlord. The right to receive compensation or proceeds is expressly waived by Tenant, however, Tenant may file a separate claim for Tenant's Property and Tenant's reasonable relocation expenses, provided the filing of the claim does not diminish the amount of Landlord's award. If only a part of the Premises is subject to a Taking and this Lease is not terminated, Landlord, with reasonable diligence, will restore the remaining portion of the Premises as nearly as practicable to the condition immediately prior to the Taking.

18.	Events of Default.

Each of the following occurrences shall be a "Default": (a) Tenant's failure to pay any portion of Rent when due, if the failure continues for five (5) days after written notice to Tenant ("Monetary Default"); (b) Tenant's failure (other than a Monetary Default) to comply with any term, provision, condition or covenant of this Lease, if the failure is not cured within thirty (30) days after written notice to Tenant provided, however, if Tenant's failure to comply cannot reasonably be cured within thirty (30) days, Tenant shall be allowed additional time (not to exceed 60 days) as is reasonably necessary to cure the failure so long as Tenant begins the cure within ten (10) days after such notice to Tenant and diligently pursues the cure to completion; (c) Tenant becomes insolvent, makes a transfer in fraud of creditors, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts when due or forfeits or loses its right to conduct business; (d) the leasehold estate is taken by process or operation of Law; (e) in the case of any ground floor or retail Tenant, Tenant does not take possession of or abandons or vacates all or any portion of the Premises; or (f) Tenant is in default beyond any notice and cure period under any other lease or agreement with Landlord at the Building or Property. If Landlord provides Tenant with notice of Tenant's failure to comply with any specific provision of this Lease on three (3) separate occasions during any twelve (12) month period, Tenant's subsequent violation of such provision shall, at Landlord's option, be an incurable Default by Tenant. All notices sent under this Section shall be in satisfaction of, and not in addition to, notice required by Law.

19.	Remedies.

19.1 Upon Default, Landlord shall have the right to pursue any one or more of the following remedies:

(a) Terminate this Lease, in which case Tenant shall immediately surrender the Premises to Landlord. If Tenant fails to surrender the Premises, Landlord, in compliance with Law, may enter upon and take possession of the Premises and remove Tenant, Tenant's Property and any party occupying the Premises. Tenant shall pay Landlord, on demand, all past due Rent and other losses and damages Landlord suffers as a result of Tenant's Default, including, without limitation, all Costs of Reletting (defined below) and any deficiency that may arise from reletting or the failure to relet the Premises. "Costs of Reletting" shall include all reasonable costs and expenses incurred by Landlord in reletting or attempting to relet the Premises, including, without limitation, legal fees, brokerage commissions, the cost of alterations and the value of other concessions or allowances granted to a new tenant.

(b) Terminate Tenant's right to possession of the Premises and, in compliance with Law, remove Tenant, Tenant's Property and any parties occupying the Premises. Unless prohibited by law, Landlord may (but, except as expressly provided below, shall not be obligated to) relet all or any part of the Premises, without notice to Tenant, for such period of time and on such terms and conditions (which may include concessions, free rent and work allowances) as Landlord in its absolute discretion shall determine. Landlord may collect and receive all rents and other income from the reletting. Tenant shall pay Landford on demand all past due Rent, all Costs of Refetting and any deficiency arising from the refetting or failure to relet the Premises. The re-entry or taking of possession of the Premises shall not be construed as an election by Landford to terminate this Lease. Landlord shall use reasonable efforts to refet the Premises on such terms as Landford in its sole discretion may determine (including a term different from the Term, rental concessions, and alterations to, and improvement of, the Premises). The marketing of the Premises in a manner similar to the manner in which Landlord markets other premises within the Building shall be deemed to have satisfied Landlord's obligation to use "reasonable efforts" hereunder. In no event shall Landlord be required to (i) solicit or entertain negotiations with any other prospective tenant for the Premises until Landlord obtains full and complete possession of the Premises (including, without limitation, the final and non-appeafable legal right to relet the Premises free of any claim of Tenant), (ii) relet the Premises before leasing other vacant space in the Building, or (iii) lease the Premises for a rental fess than the fair market rent for similar space in the Building. Landford shall not be liable for, nor shall Tenant's obligations hereunder be diminished because of, Landlord's failure to relet the Premises or to collect rent due for such reletting.

19.2 In lieu of calculating damages under Section 19.01, Landlord may elect to receive as damages the sum of (a) all Rent accrued through the date of termination of this Lease or Tenant's right to possession, and (b) an amount equal to (i) the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at a rate of six and one half percent (6.5%), (ii) minus the then present fair rental value of the Premises for the remainder of the Term, similarly discounted, after deducting all anticipated Costs of Reletting.

19.3 In lieu of any other damages or indemnity and in lieu of the recovery by Landlord of all sums payable under all the foregoing provisions of this Section, Landford may elect to collect from Tenant, by notice to Tenant, at any time after this Lease or Tenant's right of possession is terminated under any of the provisions contained in this Section and before such full recovery, and Tenant shall thereupon pay, as liquidated damages, an amount equal to the sum of the Base Rent and all Additional Rent payable for the twelve (12) months ended next prior to the such termination pfus the amount of Base Rent and Additional Rent of any kind accrued and unpaid at the time of such election pfus any and all expenses which the Landlord may have incurred for and with respect to the collection of any of such rent.

19.04 If Tenant is in Default of any of its non-monetary obligations under the Lease, Landford shall have the right to perform such obligations and Tenant shall reimburse Landlord for the cost of such performance upon demand together with an administrative charge equal to 10% of the cost of the work performed by Landlord.

19.05 The repossession or re-entering of all or any part of the Premises shall not relieve Tenant of its liabilities and obligations under this Lease. No right or remedy of Landlord shall be exclusive of any other right or remedy. Each right and remedy shall be cumulative and in addition to any other right and remedy now or subsequently available to Landlord at Law or in equity.

20.	Limitation of Liability.

NOlWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, THE LIABILITY OF LANDLORD (AND OF ANY SUCCESSOR LANDLORD) SHALL BE LIMITED TO THE LESSER OF (A) THE INTEREST OF LANDLORD IN THE PROPERTY, OR (B) THE EQUITY INTEREST LANDLORD WOULD HAVE IN THE PROPERTY IF THE PROPERTY WERE ENCUMBERED BY THIRD PARTY DEBT IN AN AMOUNT EQUAL TO SEVENTY-FIVE PERCENT (75%) OF THE VALUE OF THE PROPERTY. TENANT SHALL LOOK SOLELY TO LANDLORD'S INTEREST IN THE PROPERTY FOR THE RECOVERY OF ANY JUDGMENT OR AWARD AGAINST LANDLORD OR ANY LANDLORD RELATED PARTY. NEITHER LANDLORD NOR ANY LANDLORD RELATED PARTY SHALL BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY, AND IN NO EVENT SHALL LANDLORD OR ANY LANDLORD RELATED PARTY BE LIABLE TO TENANT FOR ANY LOST PROFIT, DAMAGE TO OR LOSS OF BUSINESS OR ANY FORM OF SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGE. BEFORE FILING SUIT FOR AN ALLEGED DEFAULT BY LANDLORD, TENANT SHALL GIVE LANDLORD AND THE MORTGAGEE(S) WHOM TENANT HAS BEEN NOTIFIED HOLD MORTGAGES, NOTICE AND REASONABLE TIME TO CURE THE ALLEGED DEFAULT. WITHOUT LIMITING THE FOREGOING, IN NO EVENT SHALL LANDLORD OR ANY MORTGAGEES OR LANDLORD RELATED PARTIES EVER BE LIABLE FOR ANY CONSEQUENTIAL OR INCIDENTAL DAMAGES OR ANY LOST PROFITS OF TENANT.

LANDLORD AND TENANT EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT'S INTENDED COMMERCIAL PURPOSE, AND TENANT'S OBLIGATION TO PAY RENT HEREUNDER IS NOT DEPENDENT UPON THE CONDITION OF THE PREMISES OR THE PERFORMANCE BY LANDLORD OF ITS OBLIGATIONS HEREUNDER, AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, TENANT HAVE NO RIGHT TO TERMINATE THIS LEASE AND TENANT SHALL CONTINUE TO PAY THE RENT, WITHOUT ABATEMENT, SETOFF OR DEDUCTION, NOlWITHSTANDING ANY BREACH BY LANDLORD OF ITS DUTIES OR OBLIGATIONS HEREUNDER, WHETHER EXPRESS OR IMPLIED.

21.	Holding Over.

If Tenant fails to surrender all or any part of the Premises at the termination of this Lease in the condition required hereunder, occupancy of the Premises after termination shall be that of a tenancy at sufferance. Tenant's occupancy shall be subject to all the terms and provisions of this Lease, and Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to one hundred fifty percent (150%) of the sum of the Base Rent and Additional Rent due for the period immediately preceding the holdover, thereafter. No holdover by Tenant or payment by Tenant after the termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. If Landlord is unable to deliver possession of the Premises to a new tenant or to perform improvements for a new tenant as a result of Tenant's holdover and Tenant fails to vacate the Premises within fifteen (15) days after notice from Landlord, Tenant shall be liable for all damages that Landlord suffers from the holdover.

22.	Subordination to Mortgages; Estoppel Certificate.

Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently arising upon the Premises, the Building or the Property, and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a "Mortgage"). The party having the benefit of a Mortgage shall be referred to as a "Mortgagee". This clause shall be self-operative, but upon request from a Mortgagee, Tenant shall execute a commercially reasonable subordination agreement in favor of the Mortgagee. As an alternative, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. Upon request, Tenant, without charge, shall attorn to any successor to Landlord's interest in this Lease. Landlord and Tenant shall each, within ten (10) days after receipt of a written request from the other, execute and deliver a commercially reasonable estoppel certificate to those parties as are reasonably requested by the other (including a Mortgagee or prospective purchaser). Without limitation, such estoppel certificate may include a certification as to the status of this Lease, the existence of any defaults and the amount of Rent that is due and payable, and the addressee(s) of such certificate may rely on the content of the same.

23.	Notice.

All demands, approvals, consents or notices (collectively referred to as a "notice") shall be in writing and delivered by hand or sent by registered or certified mail with return receipt requested or sent by overnight or same day courier service at the party's respective Notice Address(es) set forth hereinabove. Each notice shall be deemed to have been received on the earlier to occur of actual delivery or the date on which delivery is refused, or, if Tenant has vacated the Premises or any other Notice Address of Tenant without providing a new Notice Address, three (3) days after notice is deposited in the U.S. Mail or with a courier service in the manner described above. Either party may, at any time, change its Notice Address (other than to a post office box address) by giving the other party written notice of the new address.

24.	Surrender of Premises.

At the termination of this Lease or Tenant's right of possession, Tenant shall remove all Alterations as designated to be removed by Landlord prior to the end of the Term, and Tenant's Property from the Premises, and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear and damage which Landlord is obligated to repair hereunder excepted. If Tenant fails to remove any of Tenant's Property by the termination of this Lease or Tenant's right to possession, Landlord, at Tenant's sole cost and expense, shall be entitled (but not obligated) to remove and store Tenant's Property. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant's Property. Tenant shall pay Landlord, upon demand, the expenses and storage charges incurred. If Tenant fails to remove Tenant's Property from the Premises or storage, within thirty (30) days after notice, Landlord may deem all or any part of Tenant's Property to be abandoned and title to Tenant's Property shall vest in Landlord.

25.	Miscellaneous.

25.1. This Lease shall be interpreted and enforced in accordance with the Laws of the Commonwealth of Massachusetts and Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of such Commonwealth of Massachusetts. If any term or provision of this Lease shall to any extent be void or unenforceable, the remainder of this Lease shall not be affected. If there is more than one Tenant or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities, and requests or demands from any one person.or entity comprising Tenant shall be deemed to have been made by all such persons or entities. Notices to any one person or entity shall be deemed to have been given to all persons and entities. Tenant represents and warrants to Landlord that each individual executing this Lease on behalf of Tenant is authorized to do so on behalf of Tenant and that Tenant is not, and the entities or individuals constituting Tenant or which may own or control Tenant or which may be owned or controlled by Tenant are not, among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists.

25.2. If either party institutes a suit against the other for violation of or to enforce any covenant, term or condition of this Lease, the prevailing party shall be entitled to all of its costs and expenses, including, without limitation, reasonable attorneys' fees. Landlord and Tenant hereby waive any right to trial by jury in any proceeding based upon a breach of this Lease. Either party's failure to declare a default immediately upon its occurrence, or delay in taking action for a default, shall not constitute a waiver of the default, nor shall it constitute an estoppel. Further, no waiver at any time of any of the provisions hereof by Landlord or Tenant shall be construed as a waiver of any of the other provisions hereof, and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions.

25.3. Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant (other than the payment of the Security Deposit or Rent), the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, terrorist acts, civil disturbances and other causes beyond the reasonable control of the performing party ("Force Majeure").

25.4. Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building and Property. Upon transfer Landlord shall be released from any further obligations hereunder and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations, provided that, any successor pursuant to a voluntary, third party transfer (but not as part of an involuntary transfer resulting from a foreclosure or deed in lieu thereof) shall have assumed Landlord's obligations under this Lease.

25.5. Landlord has delivered a copy of this Lease to Tenant for Tenant's review only and the delivery of it does not constitute an offer to Tenant or an option. Landlord and Tenant represent to the other that it has dealt directly with and only with the Brokers as a broker in connection with this Lease. Tenant shall indemnify and hold Landlord and the Landlord Related Parties harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Lease. Landlord shall indemnify and hold Tenant and the Tenant Related Parties harmless from all claims of any other brokers claiming to have represented Landlord in connection with this Lease and Landlord hereby agrees that its shall be solely responsible for the payment of any brokerage commission to the Brokers with respect to this Lease pursuant to a separate agreement.

25.6. Time is of the essence with respect to Tenant's exercise of any expansion or extension rights granted to Tenant. The expiration of the Term, whether by lapse of time, termination or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or termination of this Lease.

25.7. Landlord shall not disturb Tenant's use of the Premises, subject to the terms of this Lease, provided Tenant pays the Rent and fully performs all of its covenants and agreements. This covenant shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building.

25.8. This Lease does not grant any rights to light or air over or about the Building. Landlord excepts and reserves exclusively to itself any and all rights not specifically granted to Tenant under this Lease. This Lease constitutes the entire agreement between the parties and supersedes all prior agreements and understandings related to the Premises, including all lease proposals, letters of intent and other documents. Neither party is relying upon any warranty, statement or representation not contained in this Lease. This Lease may be modified only by a written agreement signed by an authorized representative of Landlord and Tenant.

25.9. Tenant shall not record this Lease or any memorandum or notice without Landlord's prior written consent; provided, however, Landlord agrees to consent to the recordation or registration of a memorandum or notice of this Lease, at Tenant's cost and expense (and in a form reasonably satisfactory to Landlord), if the initial term of this Lease or the initial term plus extension terms granted exceed, in the aggregate, seven (7) years; provided that Tenant concurrently executes and delivers a Notice of Termination of Lease which Landlord shall hold in escrow and may record upon expiration or earlier termination of this Lease. In addition, if this Lease is terminated before the Term expires, upon Landlord's request the parties shall execute, deliver and record an instrument acknowledging the above and the date of the termination of this Lease, and Tenant appoints Landlord its attorney-in-fact in its name and behalf to execute the instrument if Tenant shall fail to execute and deliver the instrument after Landlord's request therefor within ten (10) days.

25.10. Within fifteen (15) days after Landlord's request, Tenant will furnish Tenant's most recent audited financial statements (including any notes to them) to Landlord, or, if no such audited statements have been prepared, such other financial statements (and notes to them) as may have been prepared by an independent certified public accountant or, failing those, Tenant's internally prepared financial statements. Notwithstanding the foregoing, Tenant shall have no obligation to provide to Landlord financial statements as provided in the preceding sentence more often than once per year during the Term. Tenant will discuss its financial statements with Landlord and will give Landlord access to Tenant's books and records in order to enable Landlord to verify the financial statements. Landlord will not disclose any aspect of Tenant's financial statements that Tenant designates to Landlord as confidential except (1) to Landlord's lenders or prospective purchasers of the Building, (2) in litigation between Landlord and Tenant, and (3) if required by court order.

25.11. Whenever Tenant requests Landlord to take any action or give any consent required or permitted under this Lease, Tenant will reimburse Landlord for Landlord's reasonable costs incurred in reviewing the proposed action or consent, including, without limitation, reasonable attorneys', engineers' or architects' fees, within thirty (30) days after Landlord's delivery to Tenant of a statement of such costs. Tenant will be obligated to make such reimbursement without regard to whether Landlord consents to any such proposed action.

25.12. Tenant and its telecommunications companies, including but not limited to local exchange telecommunications companies and alternative access vendor services companies shall have no right of access to and within the Building, for the installation and operation of telecommunications systems including but not limited to voice, video, data, and any other telecommunications services provided over wire, fiber optic, microwave, wireless, and any other transmission systems, for part or all of Tenant's telecommunicati ons within the Building and from the Building to any other location without Landlord's prior written consent. Landlord shall not unreasonably withhold its consent to the installation and operation of such telecommunications systems, telecommunication services and/or transmission systems if located entirely within the Premises; otherwise, Landlord may withhold or delay its consent in its sole discretion.

25.13. Tenant acknowledges that the terms and conditions of this Lease are to remain confidential for Landlord's benefit, and may not be disclosed by Tenant to anyone, by any manner or means, directly or indirectly, without Landlord's prior written consent. The consent by Landlord to any disclosures shall not be deemed to be a waiver on the part of Landlord of any prohibition against any future disclosure.

26.	Parking.

Subject to Tenant's compliance with the rules and regulations with respect to the parking areas serving the Building (the "Parking Area") as Landlord may impose from time to time, Tenant shall have the non-exclusive right to use, at no additional cost to Tenant during the Term, a number of unreserved parking spaces in the Parking Area equal the ratio of 3.5 spaces per 1,000 square feet of Rentable Square Footage of the Premises.

27.	Signage.

Landlord will provide standard tenant identification signage on the entry monument, in the Building lobby directory, and Building standard identity signage at the entry door to the Premises, at Landlord's expense.

28.	Hazardous Materials

28.1. Tenant shall not, nor shall Tenant permit any Tenant Related Parties or any other party, to, keep, maintain, use or store of any Hazardous Materials in the Premises, Building or Property (other than with respect to normal and customary office cleaning products and office supplies and such chemicals necessary for Tenant to perform its business, as listed in Exhibit F or an update to Exhibit F). Tenant shall provide Landlord with an updated Exhibit F, containing a list of all hazardous materials used or to be used by Tenant on the premises, at least once every six (6) months during the Term. If the hazardous materials used or to be used by Tenant on the premises have not and are not expected to change in the ensuing six (6) months, then Tenant shall inform Landlord of same in writing in lieu of providing an updated Exhibit F. Further, (i) Tenant shall not, nor shall Tenant permit any Tenant Related Parties, to keep, maintain, store or dispose of (into sewage or waste disposal system or otherwise) in violation of applicable Hazardous Materials Laws (as hereinafter below) or engage in any activity in violation of applicable Hazardous Materials Laws which might produce or generate any substance (excepting those listed in Exhibit F) which is, or may hereafter be, classified as hazardous material, hazardous waste or hazardous substance ("Hazardous Materials"), under federal, state or local laws, rules and regulations, including, without limitation, 42 U.S.C. § 6901 et seq., 42 U.S.C. § 9601 et seq., and Massachusetts General Laws, Chapter 21E, and the rules and regulations promulgated under any of the foregoing, as such laws, rules and regulations may be amended from time to time (the "Hazardous Materials Laws"), (ii) Tenant shall immediately notify Landlord of any incident in, on or about the Premises that would violate Hazardous Materials Laws or require reporting to any governmental authority under any Hazardous Materials Laws, and (iii) Tenant shall comply, and shall cause each Tenant Related Party to comply, with each of the foregoing. Subject to the access provisions of this Lease, Landlord shall have the right to make such inspections as Landlord shall elect from time to time to determine that Tenant is complying with the foregoing (Landlord hereby agreeing to use reasonable efforts to minimize any unreasonable interference with Tenant's business operations at the Premises during the course of such inspections).

28.02. Tenant shall defend, indemnify, and hold harmless Landlord and the Landlord Related Parties from and against any and all losses, costs, claims, demands, penalties, fines, liabilities, causes of action, suits, judgments, damages and expenses (including attorneys' fees and cost of cleanup and remediation) arising out of, or in connection with, Tenant's failure to comply with the provisions of this Section (such provisions constitute "Tenant's Indemnity"). This indemnity provision shall survive termination or expiration of the Lease.

29.	Right of First Offer

29.1. Provided that Tenant is not then in default beyond applicable notice and cure period under the terms, covenants and conditions of this Lease, subject to (a) the current rights of other tenants in the Building and (b) the right of Landlord to extend or renew any then-current lease based on the extension or renewal rights contained in the then-current lease (each a "Priority Tenant"), at any time up to and including the final day of the forty-eighth (481h) month of the Term of this Lease, Tenant shall have a one-time right (the "Right of First Offer") to lease any space on the second (2nd) floor of the Building contiguous with the Premises, as shown on Exhibit G attached hereto (any of such space from time to time being referred to hereunder as the "Right of First Offer Space") at such time as such space becomes available due to termination of the lease or leases applicable to that space and at such time as Landlord desires to offer all or any portion of any such Right of First Offer Space to the public for lease; provided, however, that Landlord shall have no obligation to offer all or any portion of any such Right of First Offer Space any earlier than the day immediately following the expiration of any Priority Tenant's right to extend or renew its then-current lease based on the extension or renewal rights contained in such then-current lease, unless (i) such Priority Tenant has provided Landlord with valid and timely written notice exercising such extension or renewal right pursuant to the terms and provisions of such lease, or (ii) if Landlord and any such Priority Tenant have executed an amendment to such Priority Tenant's lease extending or renewing the term thereof. Notwithstanding anything herein to the contrary, Landlord shall not grant any additional expansion rights to any Priority Tenants during the Term of this Lease. In the event that any Right of First Offer Space becomes or may become available in a way that implicates Tenant's rights in this Section, Landlord shall give written notice to Tenant of the availability of such Right of First Offer Space and the terms and conditions on which it will be offered to Tenant as set forth hereinbelow ("Right of First Offer Notice") and Tenant shall have a period of ten (10) Business Days thereafter in which to exercise Tenant's right to lease such Right of First Offer Space as set forth in this Section. In the event that Tenant does not exercise its right to lease the Right of First Offer Space identified in any Right of First Offer Notice within such ten (10) Business Day period following the date upon which such Right of First Offer Notice has been delivered by Landlord, then Landlord may lease such Right of First Offer Space to anyone, and Tenant shall have no further rights with respect to such Right of First Offer Space.

29.2. If a Right of First Offer Notice is given by Landlord to Tenant, then the terms and conditions of such Right of First Offer Notice (including rent per square foot) shall be the same as those provided for the original Premises under this Lease, except that the Base Rent per rentable square foot for the Right of First Offer Space shall be the Prevailing Market rate (hereinafter defined), but in no event may such Base Rent be less than the Base Rent payable by Tenant immediately prior to the Expiration Date of the initial Term. Base Rent for the Right of First Offer Space shall increase, if at all, in accordance with the increases assumed in the determination of Prevailing Market rate. Base Rent attributable to the Right of First Offer Space shall be payable in monthly installments in accordance with the terms and conditions set forth elsewhere herein. Furthermore, Tenant shall pay Additional Rent (i.e. Taxes and Expenses) for the Right of First Offer Space in accordance with the terms of Section 4 of the Lease, however, Tenant's Base Year for Expenses and Base Year for Taxes shall be adjusted to the calendar year (or fiscal year, with respect to Taxes) in which the Tenant exercises its right to lease the respective Right of First Offer Space.

29.3. Procedure for Determining Prevailing Market Rate. When providing the Right of First Offer Notice, Landlord shall advise Tenant of the applicable Base Rent for the Right of First Offer Space. Such Base Rent shall increase in accordance with the Greater Boston CPI rate over the last year of the Term. Tenant, within fifteen (15) days after the date on which Landlord advises Tenant of the applicable Base Rent rate for the Right of First Offer Space, shall either (i) give Landlord final binding written notice ("Binding Notice") of Tenant's exercise of its Right of First Offer, or (ii) if Tenant disagrees with Landlord's determination, provide Landlord with written notice of rejection ("Rejection Notice"). If Tenant fails to provide Landlord with either a Binding Notice or Rejection Notice within such 15-day period, Tenant's Right of First Offer shall be null and void and of no further force and effect, and the Lease shall terminate on the Termination Date. If Tenant provides Landlord with a Binding Notice, Landlord and Tenant shall amend the Lease to commemorate the terms and conditions set forth in the Right of First Offer Notice. If Tenant provides Landlord with a Rejection Notice, Landlord and Tenant shall work together in good faith to resolve their differences of opinion and, if they are able to resolve those differences, shall amend the Lease to commemorate the terms and conditions set forth in the Right of First Offer Notice, as modified by the Landlord and Tenant's negotiations. If Landlord and Tenant fail to agree upon the Prevailing Market rate within thirty (30) days after the date Tenant provides Landlord with a Rejection Notice, then Tenant's Right of First Offer shall be null and void and of no further force and effect, and the Lease shall terminate on the Termination Date.

29.4. If Tenant exercises a Right of First Offer hereunder, Landlord shall provide access to the Right of First Offer Space to Tenant immediately upon vacancy of such Right of First Offer Space by the prior tenant for the purpose of planning and measuring the tenant improvements for the Right of First Offer Space. Tenant shall use commercially reasonable efforts to deliver its preliminary plans for the initial tenant improvements for the Right of First Offer Space ("ROFO Space Plans") to Landlord within sixty (60) days following the ROFO Space Access Date and Tenant's failure to so deliver the ROFO Space Plans within such sixty (60) day period shall be a Tenant Delay. Except as otherwise agreed to by the parties, Landlord shall perform the initial tenant improvements to the Right of First Offer Space consistent with the general terms, provisions and procedures set forth on Exhibit C attached hereto, as modified accordingly based on the nature and scope of any such proposed initial tenant improvements. Upon the earlier of the date (i) Landlord substantially completes the initial tenant improvements to the applicable Right of First Offer Space or (ii) Landlord would have substantially completed the initial tenant improvements but for a Tenant Delay, the Right of First Offer Space shall automatically be included within the Premises subject to all the terms and conditions of this Lease, except as otherwise set forth in this Section, and Tenant's Pro Rata Share shall be recalculated, using the then-total square footage of the then existing Premises, as increased by the applicable Right of First Offer Space. The parties shall work in good faith and use diligent efforts to negotiate and execute an amendment to this Lease incorporating the Right of First Offer Space into the existing Premises as set forth above within ninety (90) days following Tenant's exercise of such Right of First Offer; provided, however, the failure of either

    Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:

FERRIS DEVELOPMENT 352 TURNPIKE ROAD, LLC,
a Massachusetts limited liability company

By: /s/David Ferris
Name: David Ferris
Title: Manager

TENANT:

ECHO THERAPEUTI CS, INC.
a Delaware corpora ion

Tenant's Tax ID Number (SSN or FEIN)

EXHIBIT A

OUTLINE AND LOCATION OF PREMI SES

[Diagram to be attached]

EXHIBIT S

EXPENSES AND TAXES

This Exhibit is attached to and made a part of the Lease by and between FERRIS DEVELOPMENT 352 TURNPIKE ROAD, LLC, a Massachusetts limited liability company ("Landlord") and ECHO THERAPEUTICS, INC., a Delaware corporation ("Tenant") for space in the Building located at 295 Foster Street, Littleton, Massachusetts.

a.	Payments.

a.1. Commencing on the first anniversary of the Commencement Date, Tenant shall pay Tenant's Pro Rata Share of the amount, if any, by which Expenses (defined below) for each calendar year during the Term exceed Expenses for the Base Year (the "Expense Excess") and also the amount, if any, by which Taxes (defined below) for each Fiscal Year during the Term exceed Taxes for the Base Year (the "Tax Excess"). If Expenses or Taxes in any calendar year or Fiscal Year decrease below the amount of Expenses or Taxes for the Base Year, Tenant's Pro Rata Share of Expenses or Taxes, as the case may be, for that calendar year or Fiscal Year shall be $0. Landlord shall provide Tenant with a good faith estimate of the Expense Excess and of the Tax Excess for each calendar year or Fiscal Year during the Term. On or before the first day of each month, Tenant shall pay to Landlord a monthly installment equal to one twelfth of Tenant's Pro Rata Share of Landlord's estimate of both the Expense Excess and Tax Excess. After its receipt of the revised estimate, Tenant's monthly payments shall be based upon the revised estimate. If Landlord does not provide Tenant with an estimate of the Expense Excess or the Tax Excess by January 1 of a calendar year, Tenant shall continue to pay monthly installments based on the previous year's estimate(s) until Landlord provides Tenant with the new estimate.

a.2. As soon as is practical following the end of each calendar year or Fiscal Year, as the case may be, Landlord shall furnish Tenant with a statement of the actual Expenses and Expense Excess and the actual Taxes and Tax Excess for the prior calendar year or Fiscal Year, as the case may be. If the estimated Expense Excess or estimated Tax Excess for the prior calendar year or Fiscal Year, as the case may be, is more than the actual Expense Excess or actual Tax Excess for the prior calendar year or Fiscal Year, as the case may be, Landlord shall either provide Tenant with a refund or apply any overpayment by Tenant against Additional Rent due or next becoming due, provided if the Term expires before the determination of the overpayment, Landlord shall refund any overpayment to Tenant after first deducting the amount of Rent due. If the estimated Expense Excess or estimated Tax Excess for the prior calendar year or Fiscal Year, as the case may be, is less than the actual Expense Excess or actual Tax Excess, for such prior calendar year or Fiscal year, as the case may be, for such prior year, Tenant shall pay Landlord, within 30 days after its receipt of the statement of Expenses or Taxes, any underpayment for the prior calendar year. Tenant shall have the right to audit the Taxes and Expense amounts at the Landlord's local office provided however that such audit shall be no more often than one time per year. If the audit shows a differential from the Landlord's amount of greater than Ten percent (10%) than the Landlord shall reimburse Tenant for the cost of the audit.

b.	Expenses.

b.1. "Expenses" means all costs and expenses incurred in each calendar year in connection with operating, maintaining, repairing, and managing the Building and the Property. Expenses include, without limitation: (a) all labor and labor related costs for work done and time spent at the Building and at Landlord's management officese such time at the management Offices is spent solely on work pertaining to this Building and such time shall be accounted for pursuant to generally accepted accounting principles (GAAP); (b) management fees, defined as the greater of five percent (5%) or the market rate percentage of gross cash receipts for the Building; (c) the cost of equipping, staffing and operating an on-site and/or off-site management office for the Building, provided if the management office services one or more other buildings or properties, the shared costs and expenses of equipping, staffing and operating such management office(s) shall be equitably prorated and apportioned between the Building and the other buildings or properties; (d) accounting costs relating to managing Expenses and not completing and filing tax returns; (e) the cost of services; (f) rental and purchase cost of parts, supplies, tools and equipment amortized over the useful life of the parts, supplies, tools and equipment; (g) insurance premiums (regardless of their amount) and deductibles up to $10,000.00; (h) electricity, gas and other utility costs; and (i) the amortized cost of capital improvements (as distinguished from replacement parts or components installed in the ordinary course of business) made subsequent to the Base Year which are: (1) performed primarily to reduce current or future operating expense costs, upgrade Building security or otherwise improve the operating efficiency of the Property and the Landlord provides the tenant with its cost benefit analysis showing payback expectations;. The cost of capital improvements shall be amortized by Landlord (using an annual rate of interest of ten percent (10%)) over the lesser of the Payback Period (defined below) or the useful life of the capital improvement as reasonably determined by Landlord. "Payback Period" means the reasonably estimated period of time that it takes for the cost savings resulting from a capital improvement to equal the total cost of the capital improvement. Landlord, by itself or through an affiliate, shall have the right to directly perform, provide and be compensated for any services under this Lease in an amount as limited hereinabove. If Landlord incurs Expenses for the Building or Property together with one or more other buildings or properties, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, the shared costs and expenses shall be equitably prorated and apportioned between the Building and Property and the other buildings or properties.

b.2.	Expenses shall not include:

    (a) the cost of capital improvements (except as set forth above);

    (b) depreciation;

    (c) principal payments of mortgage and other non-operating debts of Landlord;

    (d) the cost of repairs or other work to the extent Landlord is reimbursed by insurance or condemnation proceeds;

    (e) costs in connection with leasing space in the Building, including brokerage commissions and costs incurred for any specific tenant that is not for the benefit of all tenants;

    (f) lease concessions, rental abatements and construction allowances granted to specific tenants;

    (g) costs incurred in connection with the sale, financing or refinancing of the Building;

    (h) fines, interest and penalties incurred due to the late payment of Taxes or Expenses;

    (i) organizational expenses associated with the creation and operation of the entity which constitutes Landlord;

    (j) any penalties or damages that Landlord pays to Tenant under this Lease or to other tenants in the Building under their respective leases;

    (k) Sums (other than management fees, it being agreed that the management fees included in Expenses are as described and limited in Section 2.01 above) paid to subsidiaries or other affiliates of Landlord for services on or to the Property, Building and/or Premises, but only to the extent that the costs of such services exceed the competitive cost for such services rendered by persons or entities of similar skill, competence and experience;

    (l) Any fines, penalties or interest resulting from the negligence or willful misconduct of the Landlord or its agents, contractors, or employees;

    (m) Advertising and promotional expenditures;

    (n) Landlord's charitable and political contributions;

    (o) Ground lease rental;

    (p) Attorney's fees and other expenses incurred in connection with negotiations or disputes with prospective tenants or tenants or other occupants of the Building;

    (q) The cost or expense of any services or benefits provided generally to other tenants in the Building and not provided or available to Tenant;

    (r) All costs of purchasing or leasing major sculptures, paintings or other major works or objects of art (as opposed to decorations purchased or leased by Landlord for display in the Common Areas of the Building);

    (s) Any expenses for which Landlord has received actual reimbursement (other than through Expenses);

    (t) Costs incurred by Landlord in connection with the correction of defects in design and original construction of the Building or Property, including those expenses necessary to comply with any applicable building code or regulation;

    (u) Expenses for the replacement of any item covered under warranty, unless Landlord has not received payment under such warranty and it would not be fiscally prudent to pursue legal action to collect on such warranty; and Laws.

    (v) Fines or penalties incurred as a result of violation by Landlord of any applicable

b.3 If at any time during a calendar year the Building is not at least 95% occupied or Landlord is not supplying services to at least 95% of the total Rentable Square Footage of the Building, Expenses shall be determined as if the Building had been 95% occupied and Landlord had been supplying services to 95% of the Rentable Square Footage of the Building. If Expenses for a calendar year are determined as provided in the prior sentence, Expenses for the Base Year shall also be determined in such manner. Notwithstanding the foregoing, Landlord may calculate the extrapolation of Expenses under this Section based on one hundred percent (100%) occupancy and service so long as such percentage is used consistently for each year of the Term. The extrapolation of Expenses under this Section shall be performed in accordance with the methodology specified by the Building Owners and Managers Association.

b.4 Expenses, as described above, shall be the actual amounts spent to meet the Landlord's obligation to maintain, operate, manage and equip the Building. The Tenant's proportionate share of such expenses shall be found by dividing the total square footage of Tenant's premises by the total square footage of the Building.

3. "Taxes" shall mean: (a) all real property taxes and other assessments on the Building and/or Property, including, but not limited to, gross receipts taxes, assessments for special improvement districts and building improvement districts, governmental charges, fees and assessments for police, fire, traffic mitigation or other governmental service of purported benefit to the Property, taxes and assessments levied in substitution or supplementation in whole or in part of any such taxes and assessments and the Property's share of any real estate taxes and assessments under any reciprocal easement agreement, common area agreement or similar agreement as to the Property; (b) all personal property taxes allocated proportionately, for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Property; and (c) all reasonable costs and fees incurred in connection with seeking reductions in any tax liabilities described in (a) and (b), including, without limitation, any costs incurred by Landlord for compliance, review and appeal of tax liabilities. Taxes shall not include any offsite improvements or expenditures. Without limitation, Taxes shall not include any income, capital levy, transfer, capital stock, gift, estate or inheritance tax. If a change in Taxes is obtained for any year of the Term during which Tenant paid Tenant's Pro Rata Share of any Tax Excess, then Taxes for that year will be retroactively adjusted and Landlord shall provide Tenant with a credit, if any, based on the adjustment. Likewise, if a change is obtained for Taxes for the Base Year, Taxes for the Base Year shall be restated and the Tax Excess for all subsequent years shall be recomputed. Tenant shall pay Landlord the amount of Tenant's Pro Rata Share of any such increase in the Tax Excess within thirty (30) days after Tenant's receipt of a statement from Landlord.

EXHIBIT C

WORK LETTER

This Exhibit is attached to and made a part of the Lease by and between FERRIS DEVELOPMENT 352 TURNPIKE ROAD, LLC, a Massachusetts limited liability company doing business as 295 Foster Street ("Landlord") and ECHO THERAPEUTI CS, INC., a Delaware corporation ("Tenant") for space in the Building located at 295 Foster Street, Littleton, Massachusetts.

This Work Letter (herein so called) describes and specifies the rights and obligations of Landlord and Tenant under the Lease to which this Exhibit C is attached, with respect to the construction and completion of the Landlord Work within the Premises. Performance of the work shall occur after the Effective Date.

a. Landlord Work. Prior to the Commencement Date, the Landlord, at its sole cost and expense, shall perform the following work on the Premises (the "Landlord Work"):

•	A turnkey build-out based on building standard turnkey items and materials per Schedule C-2 (TO BE FINALIZED IN ACCORDANCE WITH PLAN ONCE RECEIVED).

•	Perform such work consistent with the mutually agreeable plan attached hereto as Schedule C-1. (FINAL PLAN TO BE CONFIRMED BY TENANT AND APPROVED BY LANDLORD)

b. Tenant Work. The Tenant will be solely responsible for the cost, installation and maintenance of 1) laboratory equipment, facilities, and infrastructure, 2) Tenant-specific fixtures, equipment (including, but not limited to, plumbing and electricity requirements) (TO BE FINALIZED IN ACCORDANCE WITH PLAN ONCE RECEIVED) and 3) finishes, materials, furnishings and fixtures requested by Tenant which are in addition to or exceed in quality, volume, or condition those provided for in Schedule C-2.

c. Delay in Completion. Landlord will use commercially reasonable efforts to complete such Landlord Work by July 1, 2015. If Landlord is unable to complete such Landlord Work by July 1, 2015, this Lease remains in full force and effect and Landlord shall not be liable to Tenant for any resulting loss or damage; provided, however, that Landlord will appropriately adjust the Commencement Date and Termination Date. If the Landlord fails to complete the Landlord Work on or before July 1, 2015, due to causes within the Landlord's control (and not due to force majeure or Tenant's delay or a cause within Tenant's control) then the Tenant shall receive one (1) day of rent-free occupancy for each day of Landlord delay after July 1, 2015. If the Landlord Work is not completed on or before August 15, 2015 (the "Outside Delivery Date") due to any cause within the Landlord's control (and not due to force majeure or Tenant's delay or a cause within Tenant's control}, then the Landlord shall reimburse the Tenant for any amounts expended by the Tenant on substitute rental space and storage costs during the period the Landlord is delayed from completing the Landlord Work past July 1, 2015.

d. Tenant shall be permitted to store its equipment, materials and personal property within the premises or another location within the Building (which location is to be determined by Landlord in its sole discretion) provided that such storage shall not interfere with Landlord's Work. In addition, at any time on or after June 1, 2015, Tenant shall be permitted to enter the premises early for the purposes of installing IT cables and such other items as Tenant shall deem reasonably necessary to operate its business; provided however that such Tenant work shall not interfere with Landlord's Work.

SCHEDULE C-2
Building Standard Turnkey Build out Document BUILDING STANDARDS FOR TENANT FIT-UP
295 Foster Street, Littleton, MA

Echo Therapeutics

Ferris Development Group offers the following building standards for typical office fit-ups.

TENANT ENTRY: Existing entry door, magnetic lock with motion release. Access card reader and system provided by tenant. Single 3'x7' glass door with 24" glass sidelight. Polished stainless steel trim.

SECONDARY DOORS:
Doors: 3'-0" x 7'-0" x 1%", solid core white birch doors to match existing doors Door Frame: Steel door frames
Sidelight: All offices will have sidelights 22x 80 inches.
Door Hardware: Brushed Stainless Lever Lockset (offices), Passage set (all other doors), Best IC cores
Hinges: 3 per door, Stanley FB179, 4%" x 4%'', match existing
Wall Door Stop: Concave Wall Door Stop, Heavy Duty, Satin Chrome

WALLS
New Interior Tenant Walls: 3 5/8", 20 gauge metal studs 16" o.c., 9'-6" high; 1/2" GWB each side, 9'-6" high. Brace to deck every 4'-0". Ceilings will be at 9'-0".
Walls with insulation: 3" batt insulation.
New Demising Walls Between Tenants: : 3 5/8", 25 gauge, metal studs, 16" o.c., to floor deck above; 5/8" GWB each side, to floor deck above, filled with 3" batt insulation. Flutes of deck above to be filled with fire safe insulation.

CEILINGS
Ceiling Grid: 2'x4', 15/16", white, suspended T system, Prelude XL.
Ceiling Tile: Damaged or stained ceiling tiles will be replaced with new to match existing

EXTERIOR WINDOW BLINDS
All exterior windows shall have window blinds to match existing.

SPRINKLER HEADS
Sprinkler Heads: Fully recessed pop-down w/ chrome escutcheon, centered in ceiling tile. Quantity shall be to meet code, based on Ordinary Hazard occupancy (typical office space).

HVAC DIFFUSERS, RETURNS & THERMOSTATS
Interior Diffusers: Four way throw, 2'x2' white, metalaire model 5000-6 supply air diffuser with 9x9 neck and 8" collar.
Perimeter Diffusers: 4' linear white
Thermostats: Located appropriately based on space plan and room use. Honeywell TB7220 HVAC Return Air Grill: 2'x2', white, perforated metal, plenum return.

LIGHT FIXTURES: New 2x4 Cree LED Troffer fixtures

OCCUPANCY SENSORS FOR LIGHTING ENERGY SAVINGS
One (1) occupancy sensor in each private office and ceiling sensor for all other areas. Lights will shut off when room is not occupied.

LIGHT SWITCHES
Light switches: White device and white cover plate, 48" above the floor. One (1) light switch per office and other rooms.

POWER RECEPTACLES
Duplex Power Receptacle: White device and white plate, 18" above the floor. Two (2) receptacles per office, additional at tenant expense.

BASE FEEDS OR POWER POLE FEEDS FOR CUBICLES
Allowance: One circuit for every four cubicles.

LIFE SAFETY DEVICES
Exit Signs: White plastic with red letters, illuminated. Series Fully Recessed LED Exit Sign. Night Lights/ Emergency Lights: Wired to emergency lighting panel powered by emergency generator.
Fire Alarm Horn/Strobes (AudioNisual): Fully addressable EST speaker/strobes and pull stations.
Fire Extinguishers: At egress, wall mounted on hook at 48" above floor every 1OOft to meet building code.

VOICE/DATA CABLING, DEVICES AND RECEPTACLES
Voice and Data receptacles are provided and installed by the tenant's own contractor.
Cover plates to be white. Typically to be mounted vertically, 18" above the floor. Floor coring and/or trenching for voice/data/electric to be at tenants expense.

MILLWORK
Kitchen cabinets (uppers and lowers) -8' of base cabinets with sink and faucet and 8' of upper cabinets. Dishwasher optional at Tenants expense.

PLUMBING
Kitchen Sink: Stainless steel, approx. 22x25, with single handle faucet and spray. Trenching and
Or gravity pumps if required to be at tenant expense.

FURNITURE:
Furniture is provided and installed by tenant. Power poles and base feed whips are provided and installed by tenant.

LOBBY SIGNAGE:
Tenant name on lobby signage.

FINISHES:
Carpet: (allowance: $20 per square yard, installed). 26 ounce level loop. Resilient Tile Flooring: Armstrong, Vinyl tile, Standard Excelon
Wall Base: 4" wall base (or equal).
Wall Paint: Sherwin-Williams, ProMar® 400 Zero VOC Interior Latex, Eggshell, 2 coats finish over 1 coat primer.
Trim Paint: Sherwin-Williams, ProMar® 400 Zero VOC Interior Latex, semi-gloss, 2 coats finish over 1 coat primer.
Plastic Laminates on Millwork: Standard colors.

EXHIBIT D

BUILDING RULES AND REGULATIONS

The following rules and regulations shall apply, where applicable, to the Premises, the Building, the parking facilities (if any), the Property and the appurtenances. In the event of a conflict between the following rules and regulations and the remainder of the terms of the Lease, the remainder of the terms of the Lease shall control. Capitalized terms have the same meaning as defined in the Lease.

1.
Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by Tenant or used by Tenant for any purpose other than ingress and egress to and from the Premises. No rubbish, litter, trash, or material shall be placed, emptied, or thrown in those areas. At no time shall Tenant permit Tenant's employees to loiter in Common Areas or elsewhere about the Building or Property.

2.
Plumbing fixtures and appliances shall be used only for the purposes for which designed and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed in the fixtures or appliances. Damage resulting to fixtures or appliances by Tenant, its agents, employees or invitees shall be paid for by Tenant and Landlord shall not be responsible for the damage.

3.
No signs, advertisements or notices shall be painted or affixed to windows, doors or other parts of the Building, except those of such color, size, style and in such places as are first approved in writing by Landlord. All tenant identification and suite numbers at the entrance to the Premises shall be installed by Landlord, at Tenant's cost and expense, using the standard graphics for the Building. Except in connection with the hanging of lightweight pictures and wall decorations, no nails, hooks or screws shall be inserted into any part of the Premises or Building except by the Building maintenance personnel without Landlord's prior approval, which approval shall not be unreasonably withheld.

4.
Landlord may provide and maintain in the first floor (main lobby) of the Building an alphabetical directory board or other directory device listing tenants and no other directory shall be permitted unless previously consented to by Landlord in writing.

5.
Tenant shall not place any lock(s) on any door in the Premises or Building without Landlord's prior written consent, which consent shall not be unreasonably withheld, and Landlord shall have the right at all times to retain and use keys or other access codes or devices to all locks within and into the Premises. A reasonable number of keys to the locks on the entry doors in the Premises shall be furnished by Landlord to Tenant at Tenant's cost and Tenant shall not make any duplicate keys. All keys shall be returned to Landlord at the expiration or early termination of the Lease.

6.
All contractors, contractor's representatives and installation technicians performing work in the Building shall be subject to Landlord's prior approval, which approval shall not be unreasonably withheld, and shall be required to comply with Landlord's standard rules, regulations, policies and procedures, which may be revised from time to time. Landlord has no obligation to allow any particular telecommunication service provider to have access to the Buildings or to the Premises. If Landlord permits access, Landlord may condition the access upon the payment to Landlord by the service provider of fees assessed by Landlord in Landlord's sole discretion.

7.
Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of merchandise or materials requiring the use of elevators, stairways, lobby areas or loading dock areas, shall be restricted to hours reasonably designated by Landlord. Tenant shall obtain Landlord's prior approval by providing a detailed listing of the activity, which approval shall not be unreasonably withheld. If approved by Landlord, the activity shall be under the supervision of Landlord and performed in the manner required by Landlord. Tenant shall assume all risk for damage to articles moved and injury to any persons resulting from the activity. If equipment, property, or personnel of Landlord or of any other party is damaged or injured as a result of or in connection with the activity, Tenant shall be solely liable for any resulting damage, loss or injury.

8.
Landlord shall have the right to approve the weight, size, or location of heavy equipment or articles in and about the Premises, which approval shall not be unreasonably withheld. Damage to the Building by the installation, maintenance, operation, existence or removal of Tenant's Property shall be repaired at Tenant's sole expense.

9.	Corridor doors, when not in use, shall be kept closed.

10.
Tenant shall not (1) make or permit any improper, objectionable or unpleasant noises or odors in the Building, or otherwise interfere in any way with other tenants or persons having business with them; (2) solicit business or distribute or cause to be distributed, in any portion of the Building, handbills, promotional materials or other advertising; or (3) conduct or permit other activities in the Building that might, in Landlord's sole opinion, constitute a nuisance.

11.	No animals, except those assisting handicapped persons, shall be brought into the Building or kept in or about the Premises.

12.
No inflammable, explosive or dangerous fluids or substances shall be used or kept by Tenant in the Premises, Building or about the Property, except for those substances as are typically found in similar premises used for general office purposes and are being used by Tenant in a safe manner and in accordance with all applicable Laws. Tenant shall not, without Landlord's prior written consent, use, store, install, spill, remove, release or dispose of, within or about the Premises or any other portion of the Property, any asbestos-containing materials or any solid, liquid or gaseous material now or subsequently considered toxic or hazardous under the provisions of 42 U.S.C. § 9601 et seq., M.G.L. c. 21C, M.G.L. c. 21E or any other applicable environmental Law which may now or later be in effect. Tenant shall comply with all Laws pertaining to and governing the use of these materials by Tenant and shall remain solely liable for the costs of abatement and removal.

13.
Tenant shall not use or occupy the Premises in any manner or for any purpose which might injure the reputation or impair the present or future value of the Premises or the Building. Tenant shall not use, or permit any part of the Premises to be used for lodging, sleeping or for any illegal purpose.

14.
Tenant shall not take any action which would violate Landlord's labor contracts or which would cause a work stoppage, picketing, labor disruption or dispute or interfere with Landlord's or any other tenant's or occupant's business or with the rights and privileges of any person lawfully in the Building ("Labor Disruption"). Tenant shall take the actions necessary to resolve the Labor Disruption, and shall have pickets removed and, at the request of Landlord, immediately terminate any work in the Premises that gave rise to the Labor Disruption, until Landlord gives its written consent for the work to resume. Tenant shall not have any claim for damages against Landlord or any of the Landlord Related Parties nor shall the Commencement Date of the Term be extended as a result of the above actions. Tenant may use any contractor of its own choosing, subject to bonding and insurance requirements of Landlord and there shall be no requirement to use union contractors.

15.
Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, electrical equipment that would overload the electrical system beyond its capacity for proper, efficient and safe operation as determined solely by Landlord. Tenant shall not furnish cooling or heating to the Premises, including, without limitation, the use of electronic or gas heating devices, without Landlord's prior written consent. Tenant shall not use more than its proportionate share of telephone lines and other telecommunication facilities available to service the Building.

16.
Tenant shall not operate or permit to be operated a coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages, foods, candy, cigarettes and other goods), except for machines for the exclusive use of Tenant's employees and invitees.

17.	Bicycles and other vehicles are not permitted inside the Building or on the walkways outside the Building, except in areas designated by Landlord.

18.
Landlord may from time to time adopt systems and procedures for the security and safety of the Building, its occupants, entry, use and contents. Tenant, its agents, employees, contractors, guests and invitees shall comply with Landlord's systems and procedures.

19.
Landlord shall have the right to prohibit the use of the name of the Building or any other publicity by Tenant that in Landlord's sole opinion may impair the reputation of the Building or its desirability. Upon written notice from Landlord, Tenant shall refrain from and discontinue such publicity immediately.

20.
Neither Tenant nor its agents, employees, contractors, guests or invitees shall smoke or permit smoking in the Common Areas, unless a portion of the Common Areas have been declared a designated smoking area by Landlord, nor shall the above parties allow smoke from the Premises to emanate into the Common Areas or any other part of the Building. Landlord shall have the right to designate the Building (including the Premises) as a non-smoking building.

21.
Landlord shall have the right to designate and approve standard window coverings for the Premises and to establish rules to assure that the Building presents a uniform exterior appearance. Tenant shall ensure, to the extent reasonably practicable, that window coverings are closed on windows in the Premises while they are exposed to the direct rays of the sun.

22.
Deliveries to and from the Premises shall be made only at the times in the areas and through the entrances and exits reasonably designated by Landlord. Tenant shall not make deliveries to or from the Premises in a manner that might interfere with the use by any other tenant of its premises or of the Common Areas, any pedestrian use, or any use which is inconsistent with good business practice.

23.
The work of cleaning personnel shall not be hindered by Tenant after 5:30 P.M., and cleaning work may be done at any time when the offices are vacant. Windows, doors and fixtures may be cleaned at any time. Tenant shall provide adequate waste and rubbish receptacles to prevent unreasonable hardship to the cleaning service.

EXHIBIT E ADDITIONAL PROVISIONS

This Exhibit is attached to and made a part of the Lease by and between FERRIS DEVELOPMENT 352 TURNPIKE ROAD, LLC, a Massachusetts limited liability company ("Landlord") and ECHO THERAPEUTICS, INC. ("Tenant") for space in the Building located at 295 Foster Street, Littleton, Massachusetts.

1.	EXTENSION OPTION.

A.
Grant of Option; Conditions. Tenant shall have the right to extend the Term (the "Extension Option") for two (2) additional periods of thirty-six (36) months each, commencing on the day following the Termination Date of the Term (the "Extension Term"), if:

1.	Landlord receives notice of exercise ("Extension Notice") not more than twelve (12) months and not less than nine (9) months prior to the expiration of the Term; and

2.	Tenant is not in Default, beyond any applicable cure period, at the time that Tenant delivers its Extension Notice or at the time the Extension Term commences; and

3.
No part of the Premises is sublet (other than pursuant to a Permitted Transfer, as defined in Section 11 of the Lease) at the time that Tenant delivers its Extension Notice or at the time the Extension Term commences; and

4.
The Lease has not been assigned (other than pursuant to a Permitted Transfer, as defined in Section 11 of the Lease) prior to the date that Tenant delivers its Extension Notice or at the time the Extension Term commences.

B.	Terms Applicable to Premises During Extension Term.

1.
The initial Base Rent rate per rentable square foot for the Premises during the Extension Term shall be the Prevailing Market rate (hereinafter defined) per rentable square foot for the Premises but in no event less than the Base Rent payable by Tenant immediately prior to the Expiration Date of the initial Term. Base Rent during the Extension Term shall increase, if at all, in accordance with the increases assumed in the determination of Prevailing Market rate. Base Rent attributable to the Premises shall be payable in monthly installments in accordance with the terms and conditions of Article IV of the Lease.

2.
Tenant shall pay Additional Rent (i.e. Taxes and Expenses) for the Premises during the Extension Term in accordance with the terms of Section 4 of the Lease, however, Tenant's Base Year for Expenses and Base Year for Taxes shall be adjusted to the calendar year (or fiscal year, with respect to Taxes) in which the Extension Term commences.

C.
Initial Procedure for Determining Prevailing Market. Within thirty (30) days after receipt of Tenant's Extension Notice, Landlord shall advise Tenant of the applicable Base Rent rate for the Premises for the Extension Term. The renewal rate shall increase in accordance with the Greater Boston CPI rate over the last year of the Term. Tenant, within fifteen (15) days after the date on which Landlord advises Tenant of the applicable Base Rent rate for the Extension Term, shall either (i) give Landlord final binding written notice ("Binding Notice") of Tenant's exercise of its Extension Option, or (ii) if Tenant disagrees with Landlord's determination, provide Landlord with written notice of rejection (the "Rejection Notice"). If Tenant fails to provide Landlord with either a Binding Notice or Rejection Notice within such 15-day period, Tenant's Extension Option shall be null and void and of no further force and effect and the Lease shall terminate on the Termination Date. If Tenant provides Landlord with a Binding Notice, Landlord and Tenant shall enter into the Extension Amendment (as defined below) upon the terms and conditions set forth herein. If Tenant provides Landlord with a Rejection Notice, Landlord and Tenant shall work together in good faith to agree upon the Prevailing Market rate for the Premises during the Extension Term. Upon agreement, Landlord and Tenant shall enter into the Extension Amendment in accordance with the terms and conditions hereof. If Landlord and Tenant fail to agree upon the Prevailing Market rate within thirty (30) days after the date Tenant provides Landlord with the Rejection Notice, then Tenant may elect, in its sole discretion, by providing Landlord with written notice thereof no later than 2 Business Days after the expiration of such 30 day period, to (i) rescind its Extension Notice or (ii) have the Prevailing Market rate be determined in accordance with the arbitration procedures described in Section D below. If Tenant fails to provide such written notice within such two (2) Business Day period described in the immediately preceding sentence, Tenant shall be deemed to have rescinded its Extension Notice and the Lease shall terminate on the Termination Date.

D.	Arbitration Procedure.

1.
If Landlord and Tenant have failed to reach agreement as to the Prevailing Market rate within thirty (30) days after the date of the Rejection Notice and Tenant has provided Landlord with timely written notice of its election to have the Prevailing Market rate determined by the arbitration procedures described herein, then, within seven (7) days after the expiration of such 30-day period, Landlord and Tenant shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Prevailing Market rate for the Premises during the Extension Term (collectively referred to as the "Estimates"). If the higher of such Estimates is not more than 105% of the lower of such Estimates, then Prevailing Market rate shall be the average of the two Estimates. If the Prevailing Market rate is not resolved by the exchange of Estimates, then, within seven (7) days after the exchange of Estimates, Landlord and Tenant shall each select an appraiser to determine which of the two Estimates most closely reflects the Prevailing Market rate for the Premises during the Extension Term. Each appraiser so selected shall be certified as an MAI appraiser or as an ASA appraiser and shall have had at least five (5) years' experience within the previous ten (10) years as a real estate appraiser working in Boston MetroWest market, with working knowledge of current rental rates and practices. For purposes hereof, an "MAI" appraiser means an individual who holds an MAI designation conferred by, and is an independent member of, the American Institute of Real Estate Appraisers (or its successor organization, or in the event there is no successor organization, the organization and designation most similar), and an "ASA" appraiser means an individual who holds the Senior Member designation conferred by, and is an independent member of, the American Society of Appraisers (or its successor organization, or, in the event there is no successor organization, the organization and designation most similar).

2.
Upon selection, Landlord's and Tenant's appraisers shall work together in good faith to agree upon which of the two Estimates most closely reflects the Prevailing Market rate for the Premises. The Estimate chosen by such appraisers shall be binding on both Landlord and Tenant for the determination of the Base Rent rate for the Premises during the Extension Term. If either Landlord or Tenant fails to appoint an appraiser within the seven-day period referred to above, the appraiser appointed by the other party shall be the sole appraiser for the purposes hereof. If the two appraisers cannot agree upon which of the two Estimates most closely reflects the Prevailing Market within twenty (20) days after their appointment, then, within ten (10) days after the expiration of such 20-day period, the two appraisers shall select a third appraiser meeting the aforementioned criteria. Once the third appraiser (i.e. arbitrator) has been selected as provided for above, then, as soon thereafter as practicable but in any case within fourteen (14) days, the arbitrator shall make his determination of which of the two Estimates most closely reflects the Prevailing Market rate and such Estimate shall be binding on both Landlord and Tenant for the determination of the Base Rent for the Premises. If the arbitrator believes that expert advice would materially assist him, he may retain one or more qualified persons to provide such expert advice. The parties shall share equally in the costs of the arbitrator and of any experts retained by the arbitrator. Any fees of any appraiser, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such appraiser, counsel or expert.

3.
If the Prevailing Market rate has not been determined by the commencement date of the Extension Term, Tenant shall pay Base Rent upon the terms and conditions in effect during the last month of the Term for the Premises until such time as the Prevailing Market rate has been determined. Upon such determination, the Base Rent for the Premises shall be retroactively adjusted to the commencement of the Extension Term for the Premises. If such adjustment results in an underpayment of Base Rent by Tenant, Tenant shall pay Landlord the amount of such underpayment within thirty (30) days after the determination thereof. If such adjustment results in an overpayment of Base Rent by Tenant, Landlord shall credit such overpayment against the next installment of Base Rent due under the Lease and, to the extent necessary, any subsequent installments, until the entire amount of such overpayment has been credited against Base Rent.

E.
Extension Amendment. If Tenant is entitled to and properly exercises its Extension Option, Landlord shall prepare an amendment (the "Extension Amendment") to reflect changes in the Base Rent, Term, Termination Date and other appropriate terms. The Extension Amendment shall be sent to Tenant within a reasonable time after receipt of the Binding Notice and Tenant shall execute and return the Extension Amendment to Landlord within fifteen (15) days after Tenant's receipt of same, but, upon final determination of the Prevailing Market rate applicable during the Extension Term as described herein, an otherwise valid exercise of the Extension Option shall be fully effective whether or not the Extension Amendment is executed.

F. Prevailing Market. For purposes hereof, "Prevailing Market" shall mean the arm's length fair market annual rental rate per rentable square foot under extension leases and amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Building and other Class A office buildings comparable to the Building in Littleton office market. The determination of Prevailing Market shall take into account any material economic differences between the terms of this Lease and any comparison lease or amendment, such as rent abatements, construction costs and other concessions and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes.

2.	EARLY TERMINATION OPTION.

In the event that Landlord cannot accommodate within the Building the Tenant's increased demand for lease area, Tenant shall have the one-time right to terminate this Lease at any point after the conclusion of the forty-first (4151 month of the Lease's Term, which termination shall be effective on the date that falls nine (9) months after the date on which notice of termination is given in writing by the Tenant to the Landlord (the "Early Termination Date"), subject to and in accordance with the provisions of this Section 2. Any exercise of Tenant's right to terminate the Lease shall be applicable to the entire Premises and may not be exercised for less than all of the Premises. To exercise such early termination right, Tenant must (a) deliver written notice to Landlord nine (9) months prior to the Early Termination Date, stating that Tenant desires to terminate this Lease as of the Early Termination Date and (b) pay to Landlord, simultaneously with the delivery of such notice of termination, a payment equal to (i) the Landlord's then-unamortized costs with respect to the Lease (as described below). In the event any Default, beyond any applicable cure period, exists either when Tenant delivers the notice to Landlord or upon the Early Termination Date, or Tenant fails to timely give such notice of termination or pay the amounts as and when described above, Tenant's exercise of such early termination right shall automatically become null and void, whereupon the Lease shall continue in full force and effect as if Tenant had never exercised or attempted to exercise such early-termination right.

As used in this Section, Landlord's "then-unamortized costs" means the sum of:

(i)
the unamortized balance of all costs incurred by Landlord with respect to the Landlord Work or other work performed by Landlord described in Exhibit C hereof, including such work with respect to any ROFO Space into which Tenant has chosen to expand;

(ii)
the unamortized balance of all concessions and incentives granted to Tenant hereunder, including without limitation, the Moving Allowance (as described above) and all abatements of Base Rent during the Term;

(iii)	the unamortized balance of real-estate commissions paid by Landlord to the Brokers with respect to this Lease; and

(iv)	the unamortized balance of legal fees incurred by Landlord with respect to the preparation and negotiation of this Lease.

(collectively, "Landlord's Costs"). The calculation of Landlord's then-unamortized costs will be made by (a) taking the total of all such costs, (b) fully amortizing such amount at six percent (6%) interest per annum over Sixty-Five (65) months, and (c) calculating the remaining principal balance of such amortized amount as of the Early Termination Date. Such remaining principal balance is deemed to be Landlord's "then-unamortized costs". Provided, however, that in the event Landlord grants any additional tenant-improvement allowances, rent concessions and/or abatements or pays any additional real-estate commissions in connection with Tenant's exercise of any rights to lease additional space under the Lease, the Tenant acknowledges and agree that Landlord's Costs may increase and, therefore, the then-unamortized costs shall be appropriately adjusted.

Upon the exercise of Tenant's Early Termination Right as set forth herein, Tenant's remaining Extension Option (as set forth in Section 1 above}, if any, shall automatically terminate and have no further force or effect.

Tenant's rights under this Section 2 are personal to Tenant and, except in connection with a Permitted Transfer, shall not be transferrable or assignable to any other entity without the prior written consent of Landlord, which consent may be granted or withheld in its sole and absolute discretion.

EXHIBIT F

HAZARDOUS CHEMICALS

Tenant is permitted to use and store the following list of chemicals, provided such storage is done using industry standard practices. This list may be updated on an annual basis, by written notice from Tenant to Landlord.

Chemical Name	Approximate Quantity	Hazard Type
1-Phenylpiperazine	25g	Toxic, corrosive, flammable
1-Vinyl-2-pyrolidinone	25Sg	Toxic, carcinogen, corrosive
1,1-Dimethylbiguanide hydrochloride	Sg	Toxic, irritant
1,2 Propanediol l	l	Health hazard, flammable
1,3 Dihydroxyacetone dimer	lOOg	Irritant
10% Iodine	237ml	Toxic, irritant, dangerous to environment
2-Hydroxy-2-methylpropaphenone	250ml	Toxic, flammable
2-Phenoxy Ethanol l	OOg	Toxic, irritant, flammable
4-aceta midophenol	lOOg	Toxic, irritant, dangerous to environment
50% Methanol;50% Potassium phosphate dibasic	SL	Flammable
60% Methanol;40% Potassium Phosphate dibasic l	l	Flammable
Acetone	750ml	Toxic, irritant, highly flammable
Acetonitrile	8L	Toxic, irritant, highly flammable
Acrylate-polyethylene glycol-styrene vinyl acetate (Acr-PEG-SVA)	SOO mg	Toxic
Acrylate-polyethylene glycol-succinimide (Acr-PEG-NHS)	3 x G	Toxic
Acrylic Acid	80g	Toxic, corrosive, flammable, dangerous to environment
Ammonium Cerium Nitrate	SOg	Toxic, irritant, oxidizer
Anhydrous Calcium Sulfate l	Slbs	Toxic, carcinogen, dangerous to environment
Aspirin l	OOg	Toxic, irritant
Benzalkonium Chloride	400g	Toxic, corrosive, dangerous to environment
Benzoic Acid	250g	Toxic, irritant, corrosive
Benzyl Alcohol	1.SL	Toxic, irritant, flammable
Black Pearl (Carbon)		Irritant
Black Pearl 460		Irritant
Boric Acid	SOOg	Reproductive hazard
Brij 98	lOOg	Health, flammable
BRIJ35	SOOg	health, flammable
Bromocresol Purple	25g	Irritant
Buffer - pH 10.01	47Sml	Irritant
Buffer - pH 4.01	47Sml	Irritant
Buffer - pH 7.00	475ml	Irritant
Carbopol		Irritant

Cefazolin Sodium Salt	25G	Sensitizer
Cetylpyridinium Chloride	lOOg	Toxic, irritant, dangerous to environment
Chlorhexidine Gluconate	236ml	Toxic, dangerous to environment
Chloroform l	l	Toxic, carcinogen, reproductive hazard
Citric Acid Anhydride		Irritant
Clear Bath Algicide	236.Gg	Corrosive, flammable, dangerous to environment
Cocoa Butter	500g	Flammable
Creatine ,anhydrous	25g	Irritant
Cremophor EL	500g	Flammable, dangerous to environment
Crystal Violet	25g	Toxic, carcinogen, dangerous to environment
Cupric Sulfate	lOOg	Toxic, irritant, dangerous to environment
Di(ethylene glycol) l	OmL	Flammable
Dimethyl Sulfoxide (DMSO) l	kg	Toxic, flammable
DL-Menthol	150g	Flammable
Docusate	500g	Toxic, irritant
Dodecyltrimethyl ammonium bromide	lOOg	Toxic, irritant, dangerous to environment
Drierite w/ Indicator	2kg	Toxic, irritant
Drierite without Indicator	2kg	Toxic, irritant
Epinephrine Bitartrate	5g	Toxic, irritant
Ethanol (95%)	2L	Toxic, flammable
Ethylenediamenetetraacetic acid	lOOg	Irritant
Furosemide	5g	Reproductive Hazard
G-250 Stain l	l	Toxic
Glucose Oxidase	50g	Respitory sesnsitizer
Glycerin	3L	Flammable
Glycerol	500ml	Flammable
Glyoxal	lOOg	Toxic, irritant
Heptane l	l	Toxic, flammable
Hexadecyltrimethylammonium bromide	50g	Toxic, irritant, dangerous to environment
Hydrochloric Acid Solution	3L	Very corrosive, irritant
Hydrogen Peroxide, 30 % Solution	500ml	Toxic, oxidizer, dangerous to environment
Hydroxybutyric acid l	g	Irritant, flammable
Ibuprofen	25g	Toxic
Indigo Carnine	25g	Irritant
Iodine	25g	Toxic, irritant, dangerous to environment
lrgacure 184		Toxic
lrgacure 2959	500g	Toxic
lsopropyl Alchohol	400ml	Toxic, flammable
lsopropyl myristate l	l	Flammable
L-Ascorbic Acid	25g	Combustible dust
L-Epinephrine (Adrenaline) l	g	Very toxic
L-Methnol	125g	Toxic, flammable
L-Pyroglutamic acid	lOOg	Irritant

Lactate Oxidase	11.8 g	Respitory sesnsitizer
Lactic Acid	1.SL	Irritant
Lidocaine Hydrochloride	SOOg	Toxic
Lidocaine reference standard	7SOmg	Toxic
Light Mineral Oil	SOOml	Flammable
Linoleic Acid	SOg	Flammable
Litmus Powder	2Sg	Irritant
Methacrylic Acid	100g	Toxic, corrosive, flammable, dangerous to environment
Methanol (2S%}	300L	Toxic, flammable
Methanol (SO%}	17Sml	Toxic, flammable
Methanol (7S%}	700ml	Toxic, flammable
Methyl Alcohol	SL	Toxic, flammable
Methyl Paraben		Dangerous to environment
Methylene Blue	100g	Toxic, irritant
Methylene Chloride l	L	Toxic, carcinogen
N-Lauroyl Sarcosine		Very toxic, irritant
N,N-Ethylenebis(Stearamide} l	kg	Irritant
Nacor l	L	Toxic
Nation 10% by weight	2Sml	Toxic, flammable
Nation 20% by weight in mixed alcohols & water	2Sml	Toxic, flammable
Nation S% by weight in mixed alcohols & water	SOml	Toxic, flammable
Oxybutynin Base	60g	Toxic
p-Hydroxybenzoic acid methyl ester	100g	Dangerous to environment
pH Electrode Storage	47Sml	Toxic
Plurone Prill Poloxame	8oz	Toxic, combustible
Pluronic Sulfactant	16oz	Toxic, combustible
Poloxamer 188	SOOg	Irritant
Poly(2-acrylamino-2-methyl-1- propanesulfonic acid}	2SOg	Very corrosive
Poly(acrylic acid}	200g	Health hazard
Polyacrylamide gel	SOg	Irritant
Polyethylene glycol diacrylate (MW 1000} l	g	Toxic
Polyethylene glycol diacrylate (MW 3400}	100g	Toxic
Polyethylene glycol diacrylate (MW SOOO}	Sg	Toxic
Polyethylene glycol diacrylate (MW S7S}	lOOmL	Toxic
Polyethylenimine	100ml	Toxic, irritant, sensitizer, dangerous to environment
Polyoxyethylene 40 Stearate	2SOg	Irritant
Polyoxyethylene SO Stearate	2S0g	Irritant
Polyoxyethylene stearate	2S0g	Irritant
Polypropanesulfonic Acid	100g	Very corrosive
Potassium Chloride	2S0g	Health hazard

Potassium hexacyanoferrate trihydrate	100g	Dangerous to environment
Potassium Iodide	Sg	Toxic, irritant
Quinine Monohydrochloride	25g	Toxic, sensitizer
Salicylic Acid	100g	Toxic, corrosive
Sentry Polyox		Toxic
Silver Acetate	25g	Irritant, dangerous to environment
Sodium Acetate	250g	Health hazard
Sodium Azide	25g	Very toxic, dangerous to environment
Sodium Borate	SOOg	Reproductive Hazard
Sodium Bromate	SOOg	Toxic, irritant, oxidizer
Sodium Bromide	100g	Health hazard
Sodium Carbonate	SOOg	Irritant
Sodium dodecyl sulfate	250g	Toxic, irritant, flammable
Sodium Hydroxide Solution (lN}	ll	Toxic, corrosive, dangerous to environment
Sodium iodate	SOOg	Toxic, oxidizer, sensitizer
Sodium Stearate	SOOg	Combustible dust
Tolbutamide	100g	Health hazard
Triisopropyl borate	SOOml	Flammable
Triton X-100	1.SL	Toxic, irritant, dangerous to environment
Vinyl Acetate	SOOml	Toxic, flammable, carcinogen, dangerous to environment
Viscosity Standard	100ml	Toxic

EXHIBIT G
Right of First Offer - Space Diagram (ROFO space identified by 111 marks)